Exhibit 2.1

Dated 6 December 2013

BUPA CARE HOMES (CFG) PLC

MTS MEDICATION TECHNOLOGIES, INC.

OMNICELL, INC.

AGREEMENT

for the sale and purchase of the
entire issued share capital of
Surgichem Limited

Contents

		Page
	Clause

1	Definitions	1
2	Interpretation	5
3	Sale and purchase of the Shares	6
4	Purchase Price	8
5	Condition Precedent	8
6	Covenants up to Completion	10
7	Completion	11
8	Warranties	12
9	Notification and rescission	13
10	Limitations on the Seller’s liability	14
11	Buyer’s Warranties and Guarantor	14
12	Post-Completion obligations	15
13	Protective Covenants	15
14	Indemnities	17
15	Payments	17
16	General	17
17	Choice of law and submission to jurisdiction	24

	Schedule

1	The Company	26
2	Completion Accounts	27
	Part 1 - General provisions	27
	Part 2 - Format of Completion Cash / Debt Statement and Completion Working Capital Statement	30
	Part 3 - Specific Accounting Policies	32
	Part 4 - Dispute resolution	34
	Part 5 - Form of letter of instruction to the Independent Accountants pursuant to paragraph 2 of part 4 of this schedule	36
3	Signing and Completion matters	38
4	Warranties	41
5	Limitations on the Seller’s liability	63
6	Buyer’s Warranties	68
7	The Properties	70
8	Taxation	71
	Part 1 - General	71
	Part 2 - Taxation Covenant	87
	Part 3 - Taxation Warranties	89
9	Guarantee	94
10	Part 1 - Seller’s covenants up to Completion	96
	Part 2 - Communications and announcements	98
11	Conditions Precedent	101
12	Indemnities	103

This Agreement is made on	2013

Between

(1)                                 Bupa Care Homes (CFG) plc (No. 01969735) of Bridge House, Outwood Lane, Horsforth, Leeds LS18 4UP  (Seller);

(2)                                 MTS Medication Technologies, Inc. of 2003 Gandy Blvd, North, St Petersburg, FL 33702, United States of America (Buyer); and

(3)                                 Omnicell, Inc. of 590 E. Middlefield Road, Mountain View, CA 94043-4008, United States of America (Guarantor).

It is agreed

1                                         Definitions

1.1                               In this Agreement, unless the context otherwise requires:

A Ordinary Shares means the 50,000 allotted and fully paid up A ordinary shares of £1 each in the capital of the Company with such rights attaching to them as set out in the articles of association of the Company

B Ordinary Shares means the 50,000 allotted and fully paid up B ordinary shares of £1 each in the capital of the Company with such rights attaching to them as set out in the articles of association of the Company

Accounts means the audited accounts of the Company for the financial year ended on the Accounts Date, including the notes to those accounts and the associated directors’ and auditors’ reports

Accounts Date means 31 December 2012

Actual Tax Liability has the meaning given in part 1 of schedule 8 (Tax)

Auditors means the auditors of the Company, namely KPMG Audit plc

Business means the business carried on by the Company as at, and before Completion and includes any part of it (including only in respect of clause 13, any new line of business contemplated by the Company prior to Completion, including the development and commercialisation by the Company of products relating to light automation system, liquid dose blister card and/or eMAR software solution)

Business Day means any day on which banks are open for business in London (excluding Saturdays, Sundays and public holidays)

Buyer’s Group means the Buyer, any subsidiary of the Buyer, any holding company of the Buyer and any subsidiary of any holding company of the Buyer, in each case for the time being and member of the Buyer’s Group shall be construed accordingly

Buyer’s Nominated Account means the bank account of the Buyer notified to the Seller in writing

Buyer’s Solicitors means Bird & Bird LLP of 15 Fetter Lane, London EC4A 1JP

Buyer’s Warranties means the warranties given by the Buyer set out in schedule 6 (Buyer’s Warranties)

CA 2006 means the Companies Act 2006

Claims has the meaning ascribed to it at paragraph 1.1 of schedule 5 (Limitations on Seller’s liability) and Claim means any of them

Company means Surgichem Limited, further details of which are set out in schedule 1 (The Company)

Completion means completion of the sale and purchase of the Shares in accordance with this Agreement

Completion Cash means the aggregate of all cash held in hand or at bank by the Company and belonging to the Company at Completion as shown on the Completion Cash / Debt Statement

Completion Cash / Debt Statement means the statement setting out the Completion Cash and Completion Debt as at the close of business on the Completion Date to be prepared in accordance with paragraph 2 of part 2 of schedule 2 (Completion Accounts)

Completion Date has the meaning given in clause 7.1

Completion Debt means the aggregate of all borrowings and overdrafts on all bank accounts owed by the Company, and/or any other third party debt owed by the Company, in each case as at Completion as shown on the Completion Cash / Debt Statement

Completion NWCV means the aggregate value of the current assets of the Company less the aggregate amount of the current liabilities of the Company as shown in the Completion Working Capital Statement

Completion Working Capital Statement means the statement setting out the Completion NWCV as at the close of business on the Completion Date to be prepared in accordance with schedule 2 (Completion Accounts)

Conditions has the meaning given in schedule 11 (Conditions Precedent)

Confidential Information means all information in any medium or format of a confidential nature which may be in the Seller’s possession on or before Completion which (i) relates to the Buyer or any member of the Buyer’s Group or (ii) is used in or otherwise relates to the Company or its business at or prior to the Completion Date, including but not limited to:

(a)                                 the accounts, finance or contractual arrangements or other dealings, transactions or affairs or officers, employees or contractors of the Company

(b)                                 the marketing and supply of goods or services, including customer and supplier names and lists and other details of customers and suppliers, sales, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials by the Company or

(c)                                  future projects, business development or planning, commercial relationships and negotiations

Data Room Documents means the documents made available by the Seller to the Buyer in connection with its investigations into the Company which are listed in the Data Room Index

Data Room Index means the index to the Data Room Documents set out in the Disclosure Letter

Disclosure Letter means the letter dated the same date as this Agreement from the Seller to the Buyer in relation to the Warranties

Guarantee means any guarantee, indemnity, suretyship, letter of comfort, security, right of set-off or other obligation given or undertaken by a person to secure or support the obligations (actual or contingent) of any other person

Intellectual Property means patents, utility models, rights to inventions, copyright and neighbouring and related rights, moral rights, trade marks, service marks, trade, brand and business names, domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off and unfair competition, rights in designs, rights in computer software (including source code), database rights, semi-conductor topography rights, plant variety rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications for and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection subsisting at any time in any part of the world

Key Employees means (i) Mark Chadwick (Managing Director of the Company) (ii) Jonathan Hart (Finance and Operations Manager of the Company) and (iii) Lynn Carr (Head of Sales)

Key Warranties means paragraphs 2 (Accounts and Management Accounts), 3 (Finance, borrowings and liabilities), 6.4(a) (No dispute in relation to employees), 6.5 (Compliance), 7.1, 7.6 and 7.8 (Pensions Warranties), 8 (Information Technology), 9 (Intellectual Property) 12 (Litigation, disputes and Investigations) 14 (Compliance and Regulatory) 15 (Insolvency) of schedule 4 (Warranties)

Legal Expert: an independent English counsel of at least 10 years standing with the recognisant expertise in the field in question

Long Stop Date means 11:59 pm on 5 December 2014

Management Accounts means the unaudited profit and loss accounts of the Company and the unaudited balance sheet of the Company (copies of which are attached to, or referred to in, the Disclosure Letter) for each month starting on the day after the Accounts Date and ending on 31 October 2013

Material Breach means a breach of:

(d)                                 a Key Warranty; or

(e)                                  a covenant set out in part 1 of schedule 10 (Seller’s Covenants up to Completion); or

(f)                                   a Warranty given as at the date of this Agreement,

as the case may be, which could reasonably be expected to: (i) give rise to a claim in damages for breach of contract of an amount in excess of £1,000,000; and/or (ii) have the effect of reducing the turnover of the Company by more than £1,000,000 in the 18 month period following Completion

Nominated Account means the bank account of the Seller’s Solicitors notified to the Buyer in writing

OFT means the Office of Fair Trading

OFT Conditions has the meaning given at paragraph 1 of schedule 11 (Conditions Precedent)

Properties means the leasehold properties, details of which are set out in schedule 7 (The Properties) and includes each and every part of, and any building on, such properties (and Property shall mean either of them, as the context requires)

Purchase Price has the meaning given in clause 4

Relief has the meaning given in part 1 of schedule 8 (Tax)

Security Interest means any claim, debenture, mortgage, lien, pledge, charge, encumbrance, deposit by way of security, option, restriction, assignment, hypothecation, trust, title retention, right of pre-emption or assignment or factoring, or similar agreement, and any bill of sale, hire purchase, credit sale or other agreement for payment on deferred terms, or any other restriction or third party right or interest (legal or equitable) or any other security interest or  preferential agreement or arrangement of any kind however created or arising (or any agreement or arrangement to create any of them)

Seller’s Accountants means KPMG Audit plc or any other firm of accountants that the Seller appoints as the Seller’s accountants for the purposes of this Agreement

Seller’s Group means the Seller, any subsidiary of the Seller (excluding the Company), any holding company of the Seller and any subsidiary of any holding company of the Seller, which are incorporated and registered in England and Wales in each case for the time being and member of the Seller’s Group shall be construed accordingly

Seller’s Nominated Account means the bank account of the Seller notified to the Buyer in writing

Seller’s Solicitors means Addleshaw Goddard LLP of Sovereign House, Sovereign Street, Leeds LS1 1HQ

Shares means all of the issued shares in the capital of the Company as set out in schedule 1 (The Company)

Surviving Provisions means clauses 1 (Definitions), 2 (Interpretation), 13 (Protective Covenants), 16 (General) and 17 (Choice of law and submission to jurisdiction)

Target NWCV means £1,900,000 less an amount equal to the aggregate value (net of sales tax) of sales made of 150 litre and/or 320 litre fridges currently held in stock by the Company after the date of this Agreement and before Completion, such reduction not to exceed £100,000

Tax and Taxation have the meanings given in part 1 of schedule 8 (Tax)

Tax Covenant means the tax covenant set out in part 2 of schedule 8 (Tax)

Tax Warranties means the warranties set out in part 3 of schedule 8 (Tax)

Third Party means any person in whose favour any right or benefit under this Agreement is extended by the express use of the term “Third Party”, in which case the terms of clause 16.2(e) shall apply

Transaction Documents means this Agreement, the Disclosure Letter and each of the documents referred to in this Agreement as being in the agreed form and any document from time to time entered into pursuant to or in connection with this Agreement

Warranties means the Tax Warranties and the warranties set out in schedule 4 (Warranties)

Warranty Claim means all and any claims against the Seller under any of the Warranties, including any claim for breach of contract, misrepresentation or indemnification resulting from any breach of the Warranties

1.2                               In addition to the terms defined in clause 1.1, certain other terms are defined elsewhere in this Agreement and those definitions also apply elsewhere in this Agreement unless the context otherwise requires.

2                                         Interpretation

2.1                               In this Agreement, unless the context otherwise requires:

(a)                                 references to clauses and schedules are to clauses of, and schedules to, this Agreement respectively and references in a schedule or part of a schedule to paragraphs are to paragraphs of that schedule or that part of that schedule respectively;

(b)                                 references to this Agreement or any other document are to this Agreement or that document as amended from time to time;

(c)                                  words importing any gender include every gender, references to the singular include the plural and vice versa and words denoting persons include individuals, bodies corporate, partnerships, unincorporated associations and other bodies (in each case, wherever resident) and vice versa;

(d)                                 in the agreed form means, in relation to any document, that document in the form agreed as at the date of this Agreement and, for the purposes of identification, signed or initialled by or on behalf of the parties, with such alterations as the parties agree in writing before Completion;

(e)                                  words and phrases which are generally defined for the purposes of the CA 2006 bear the meanings attributed to them by that Act save that references to the term holding company shall include parent undertaking as defined in the CA 2006 and shall include a company which would be a parent undertaking within the meaning of section 1162 of the CA 2006 but for any security granted by that undertaking over the shares it holds in another undertaking from time to time;

(f)                                   a person is be deemed to be associated with another person or an associated person of that other person if the person is an associate of the other person within the meaning of section 435 of the Insolvency Act 1986; and

(g)                                  a reference to a statute or statutory provision includes a reference to any subordinate legislation (as defined by section 21(1) of the Interpretation Act 1978) made under that statute or provision (whether before or after the date of this Agreement).

2.2                               The headings and contents table in this Agreement are for convenience only and do not affect its interpretation.  The schedules form part of this Agreement.

2.3                               If there is a conflict or inconsistency between any clause of, and any schedule to, this Agreement the clause prevails. For this purpose an omission (whether deliberate or inadvertent) is not, by itself, to be construed as giving rise to a conflict or inconsistency.

2.4                               In this Agreement, the words “other”, “includes”, “including” and “in particular” do not limit the generality of any preceding words and any words which follow them will not be construed as being limited in scope to the same class as the preceding words where a wider construction is possible.

3                                         Sale and purchase of the Shares

3.1                               The Seller agrees to sell the Shares with full title guarantee and the Buyer agrees to buy the Shares with effect from the Completion Date, free from any Security Interest and together with all rights and benefits attaching or accruing to the Shares at Completion.

3.2                               The Seller warrants to the Buyer that:

(a)                                 it is a company duly incorporated under the laws of England and Wales;

(b)                                 it is the sole legal and beneficial owner of the Shares;

(c)                                  the Shares constitute the entire issued share capital of the Company and are each fully paid;

(d)                                 the Shares are sold to the Buyer pursuant to this Agreement free from any Security Interest;

(e)                                  there is no Security Interest in relation to any of the Shares or unissued shares in the capital of the Company.

(f)                                   neither the Company nor the Seller has received written notice from any person claiming that they are entitled to any Security Interest in relation to any of the Shares, and neither the Company nor the Seller is under any obligation (whether actual or contingent) to sell, charge or otherwise dispose of any of the Shares or any interest therein to any person;

(g)                                  the Company has not allotted or issued any securities that are convertible into shares of the Company;

(h)                                 apart from this Agreement, there is no agreement, arrangement or commitment outstanding which calls for the allotment, issue or transfer of, or accords to any person the right to call for the allotment, issue or transfer of, any share or loan capital of the Company;

(i)                                     no share or loan capital of the Company is now under option or is agreed or resolved conditionally or unconditionally to be created or issued or put under option;

(j)                                    it has the right to transfer (or procure the sale and transfer of) the full legal and beneficial title to the Shares being sold by it to the Buyer on the terms of this Agreement without the consent of any third party;

(k)                                 it has the requisite power and authority to enter into and perform its obligations under this Agreement and each other Transaction Document to which it is to be a party, and has taken all necessary corporate action to authorise the execution and performance of its obligations under, this Agreement and any other Transaction Document to which it is a party;

(l)                                     the execution and delivery of, and the performance of the obligations of the Seller under this Agreement and each of the other Transaction Documents have been duly authorised by all necessary corporate action on its part under its memorandum and articles of association;

(m)                             this Agreement constitutes, and the other Transaction Documents executed or to be executed by the Seller will, when executed, constitute valid and binding obligations of the Seller enforceable in accordance with their respective terms;

(n)                                 the execution, delivery and performance by the Seller of this Agreement and each Transaction Document will not:

(i)                                     breach any provision of the constitutional documents of the Seller;

(ii)                                  breach or constitute a default under any agreement or arrangement to which it is a party or by which it is bound;

(iii)                               breach any applicable laws or regulations, or any orders, judgements or decrees of any court, governmental agency or regulatory body;

(o)                                 in relation to the Seller:

(i)                                     no order has been made and no resolution has been proposed or passed for the winding up of or for a provisional liquidator to be appointed in respect of any of them and no petition has been presented for the purpose of winding up any of them;

(ii)                                  no administration order has been made in respect of any of them and no petition or other application to the court for such an order has been presented or made and no administrator has been appointed (or notice of intention so to appoint filed in court) in respect of any of them;

(iii)                               no receiver (which expression shall include an administrative receiver) has been appointed in respect of any of them or in respect of all or any material part of their respective assets;

(iv)                              no voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of any of them;

(v)                                 no distress, execution or other process has been levied or threatened in respect of any of their respective assets.

3.3                               The Seller shall be deemed to give an additional warranty that the each of the warranties set out in clause 3.2 will be deemed to be given at all times down to, and at, Completion in all respects as if they had been given at each such time and at Completion and on the basis that a reference to the actual time of Completion were substituted for any express or implied reference to the time of this Agreement.

4                                         Purchase Price

4.1                               The consideration for the sale of the Shares is £12,000,000 (subject to adjustment as set out in clause 4.3, clause 4.4 and schedule 2) (Purchase Price).

4.2                               The Purchase Price is to be adjusted in accordance with clause 4.3, clause 4.4 and the provisions of schedule 2 (Completion Accounts) to reflect Completion Cash and Completion Debt and any difference between the Target NWCV and the Completion NWCV.

4.3                               If the Completion NWCV is:

(a)                                 greater than the Target NWCV, the Buyer shall pay to the Seller a sum equal to the difference;

(b)                                 a positive sum which is less than the Target NWCV, the Seller shall pay to the Buyer a sum equal to the difference;

(c)                                  a negative sum, the Seller shall pay to the Buyer a sum equal to the aggregate of the Target NWCV and the amount by which the Completion NWCV is less than zero (treating such sum as a positive sum);

(d)                                 equal to the Target NWCV, no payment between the Buyer and the Seller shall be made pursuant to this clause and schedule 2 (Completion Accounts).

4.4                               If:

(a)                                 Completion Cash is greater than Completion Debt, the Buyer shall pay to the Seller an amount equal to such excess;

(b)                                 Completion Cash is lower than Completion Debt the Seller shall pay to the Buyer an amount equal to such shortfall.

4.5                               Every sum payable under clause 4.3 and clause 4.4 shall be paid:

(a)                                 within 3 Business Days of the Final Determination Date (as defined in schedule 2 (Completion Accounts)); and

(b)                                 by electronic funds transfer for same day value:

(i)                                     where such sum is payable to the Seller, into the Nominated Account or as otherwise previously directed by the Seller; and

(ii)                                  where such sum is payable to the Buyer, into the Buyer’s Nominated Account or as otherwise previously directed by the Buyer.

4.6                              If a party fails to pay a sum within the period for payment in accordance with clause 4.5(a) above, interest shall accrue for the period following the original date of payment until payment is made at 3 per cent over the base rate for the time being of Barclays Bank plc.

5                                         Condition Precedent

5.1                               The sale and purchase of the Shares is subject to the satisfaction at Completion or (where permitted) waiver of the Conditions set out in paragraph 1 of schedule 11 (Conditions Precedent).

5.2                               The Buyer will use all reasonable efforts to ensure that a notification of the sale and purchase of the Shares is submitted to the OFT for purposes of Part 3 of the Enterprise Act 2002 as soon as practicable and in any event on or before 10 January 2014 and shall use all reasonable efforts to avoid any declaration of incompleteness by the OFT or any suspension of the time periods for clearance.

5.3                               For the purpose of submitting a notification to the OFT in accordance with clause 5.2 above, the Seller will use all reasonable efforts and will ensure that the Company will use all reasonable efforts to provide any reasonably necessary or appropriate information to the Buyer for inclusion in such notification concerning the Company and the Business.

5.4                               The Buyer will use all reasonable efforts to provide promptly any information subsequently requested by the OFT following such notification and the Seller will use all reasonable efforts to provide promptly any such reasonable information concerning the Company or the Business to the Buyer for provision to the OFT or to the OFT directly.

5.5                               Both parties agree to co-operate fully with any resulting investigation by the OFT and, in the event of a reference of the sale and purchase of the Shares to the Competition Commission, with the resulting investigation by the Competition Commission, and the Seller shall ensure that the Company shall do likewise.

5.6                               The Buyer will, as soon as reasonably practicable:

(a)                                 notify the Seller of any material communication (whether written or oral) received from the OFT or Competition Commission and promptly inform Seller of the content of any meeting or material conversation which takes place with the OFT or Competition Commission;

(b)                                 where possible, involve the Seller in any meeting or material conversation which takes place with the OFT or Competition Commission and shall, if requested by the Seller, produce a written summary thereof. Where it has not been possible to involve the Seller, the Buyer shall promptly inform the Seller of the content of such meeting or material conversation;

(c)                                  provide the Seller with a final draft of all submissions, notifications, filings and other communications to the OFT or Competition Commission at such time as will allow the Seller a reasonable opportunity to provide comments and for the Buyer to take account of any such reasonable comments on such drafts prior to their submission, provided, in each case, that the Buyer shall only be required to disclose information which it reasonably considers to be commercially sensitive to the Seller’s Solicitors on a confidential basis, and not to the Seller.

5.7                               With effect from the date of entry into force of section 26 of the Enterprise and Regulatory Reform Act 2013 (which is expected to be on 1 April 2014), in this clause 5, in clause 6 and in schedule 11 (Conditions Precedent): (a) all references to the OFT and to the Competition Commission shall be treated as references to the Competition and Markets Authority and (b) all references to a reference or referral to the Competition Commission shall be treated as meaning a reference or referral for a second phase or second stage investigation by the Competition and Markets Authority pursuant to Part 3 of the Enterprise Act 2002 as amended by the Enterprise and Regulatory Reform Act 2013 and to a reference by the Competition and Markets Authority to its chair for the constitution of a group under Schedule 4 of that 2013 Act.

5.8                               If, at any time, either party becomes aware of a fact or circumstance that might prevent a Condition being satisfied, it shall immediately inform the other party.

5.9                               The Buyer may waive any or all of the Conditions set out in paragraphs 1(b) or 1(c) of schedule 11 (Conditions Precedent) in whole or in part by notice to the Seller.

5.10                        If:

(a)                                 the Buyer does not notify the OFT pursuant to clause 5.2 on or before 10 January 2014; or

(b)                                 none of the OFT Conditions have been satisfied by the Long Stop Date; or

(c)                                  either of the Conditions at paragraph 1(b) or 1(c) of schedule 11 (Conditions Precedent) is not satisfied at Completion or becomes incapable of satisfaction at Completion, then except for: (i) clause, 6.3, and, to the extent necessary to give effect to that clause, clauses 15 to 17 (inclusive), and (ii) any rights or liabilities which have already accrued under this Agreement, this Agreement shall lapse on the first of the above to occur without any of the parties being liable to any other party in any way whatsoever.

6                                         Covenants up to Completion

6.1                               The Seller covenants with the Buyer that, save with the prior written consent of the Buyer, it will comply with the requirements of part 1 of schedule 10 (Seller’s Covenants up to Completion) in the period prior to Completion.

6.2                               If the Seller is in Material Breach in respect of its covenant under clause 6.1 then (save in circumstances where such Material Breach is capable of remedy and is remedied to the reasonable satisfaction of the Buyer prior to the Completion Date (and for the avoidance of doubt the Seller shall have the opportunity to remedy such breach within 30 Business Days of notification of such breach whether or not requested to do so by the Buyer)), the Buyer may elect to terminate this Agreement before Completion occurs by giving written notice of its desire to terminate to the Seller whereupon this Agreement shall terminate and, save as provided in clause 6.3, and, to the extent necessary to give effect to clause 6.3, clauses 15 to 17 (inclusive) of this Agreement, shall lapse and neither party shall have any liability to the other whether in contract, tort or otherwise and each shall be deemed to have irrevocably waived any rights of recovery on any ground against the other already accrued under this Agreement.

6.3                               If:

(a)                                 the Seller knowingly and deliberately breaches its covenant under clause 6.1 with the intention that the Company is, as a result, in Material Breach of part 1 of Schedule 10 (Seller’s Covenants up to Completion); or

(b)                                 the OFT Conditions become incapable of satisfaction because the Buyer, without first obtaining the prior written consent of the Seller (and provided that the Seller has complied with its obligations pursuant to clauses 5.3 to 5.5 (inclusive)) fails to submit a notification to the OFT in accordance with clause 5.2 on or before 10 January 2014, withdraws its submission to the OFT or terminates or withdraws from any process (including a reference to the Competition Commission),

(c)                                  then:

(i)                                     in the case of clause 6.3(a) the Seller shall pay to the Buyer on account of its aborted legal and other professional costs the sum of £150,000; and

(ii)                                  in the case of clause 6.3(b) the Buyer shall pay to the Seller on account of its aborted legal and other professional costs the sum of  £150,000.

6.4                               In determining whether there has been a Material Breach of any covenant under clause 6.1, any reference to “material” or “materially” in the relevant provisions in question of part 1 of schedule 10 (Seller’s Covenants up to Completion) shall be disregarded.

7                                         Completion

7.1                               Completion shall take place at a meeting commencing at 15.30 on the third Business Day after the fulfilment of one of the OFT Conditions, at the offices of the Seller’s Solicitors, or at any other place and time that the Seller and the Buyer agree in writing (the Completion Date).

7.2                               At Completion, the parties shall comply with their respective obligations in paragraphs 2 to 4 of schedule 3 (Completion matters).

7.3                               Part 2 of schedule 8 (Tax) apply with effect from Completion.

7.4                               The Buyer is not obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

7.5                               The Seller irrevocably and unconditionally appoints the Buyer as its lawful attorney (and to the complete exclusion of any rights that it may have in that regard) for the purpose of:

(a)                                 exercising any voting and other rights and receiving any benefits and entitlements which attach to or arise in respect of any of the Shares;

(b)                                 receiving notices of and attending all meetings of any members of the Company; and

(c)                                  generally approving or executing documents and doing any acts or things in relation to any of the Shares as the attorney thinks fit,

in each case from Completion to the day on which the Buyer or its nominee is entered in the register of members of the Company as the holder of the Shares.  For this purpose, the Seller authorises and instructs the Company to send all communications and payments in respect of the Shares to the Buyer during such period. The Seller agrees that, with effect from Completion, it shall not exercise any voting or other rights relating to the Shares (including, but not limited to approving any written resolution of the Company).

7.6                               If any of the provisions of:

(a)                                 paragraphs 2 or 3 of schedule 3 (Completion matters) is not complied with by the Seller on the Completion Date;

(b)                                 paragraph 4 of schedule 3 (Completion matters) is not complied with by the Buyer on the Completion Date,

the other party (as the case may be) shall not be obliged to complete this Agreement and may (in addition and without prejudice to all other rights or remedies available to it):

(i)                                     defer Completion to a date not more than 28 days after the date set by clause 7.1 (and so that the provisions of this clause 7.6 shall apply to Completion as so deferred);

(ii)                                  proceed to Completion so far as practicable and without prejudice to its rights under this Agreement;

(iii)                               rescind this Agreement without prejudice to its rights and remedies under this Agreement; and/or

(iv)                              waive all or any of the requirements of paragraphs 2 or 3 of schedule 3 (Completion matters) (as the case may be) at its discretion.

8                                         Warranties

8.1                               The Seller warrants to the Buyer (for itself and, subject to clause 16.2, for the holders for the time being of the Shares as Third Parties) in the terms of the Warranties as at the date of this Agreement.

8.2                               The Warranties are qualified to the extent of those matters fairly disclosed in:

(a)                                 the Disclosure Letter; and

(b)                                 the Data Room Documents (save in respect of the Warranties set out in paragraph 2 (Accounts and Management Accounts) of schedule 4 (Warranties) where such Warranties are qualified to the extent of those matters fairly disclosed in the Disclosure Letter).

For this purpose, fairly disclosed means disclosed in such manner and detail as to enable a reasonable buyer to make a reasonable assessment of the nature, scope and impact of the matter on the Company.

8.3                               No disclosure made by the Seller to the Buyer after the date of this Agreement, nor any actual or imputed knowledge of the Buyer where such knowledge arises after the date of this Agreement, shall relieve the Seller from any liability in respect of a breach of the Warranties.

8.4                               Any of the Warranties which is qualified as being given “so far as the Seller is aware” or “to the best of the knowledge, information and belief of the Seller” or qualified by any similar expression, will be deemed to have been given:

(a)                                 after the Seller having made due and careful enquiries of each of the Key Employees at the date of this Agreement and on the date when the relevant Key Warranty is deemed to be repeated pursuant to clause 9.2(a); and

(b)                                 save as provided in clause 8.4(a) above, neither the actual nor imputed knowledge, belief and awareness of the Seller’s employees, agents or advisers shall constitute the actual knowledge, belief or awareness of the Seller.

8.5                               Each Warranty is to be construed as a separate and independent warranty and, save as provided otherwise in this Agreement, will not be limited by reference to any other Warranty.

8.6                               The Warranties will not in any way be modified, discharged, extinguished or affected by Completion.

8.7                               The Seller undertakes to the Buyer (for itself and for the Company and any employee, director, agent or adviser of the Company as Third Parties) that if any claim is made against it under this Agreement or any other Transaction Document it will not make any claim against:

(a)                                 the Company; or

(b)                                 (save in the case of fraud) any employee, director, agent or adviser of the Company,

on whom it may have relied before agreeing to any provision of this Agreement (including the Warranties and the Tax Covenant) or any other Transaction Document or for the purpose of making any statement in the Disclosure Letter and shall irrevocably waive any such claim the Seller may have.

9                                         Notification and rescission

9.1                               Without prejudice to the rights of the Buyer under this Agreement, if at any time before Completion the Seller (meaning here any of Andrew Peeler, Ben Feather, Paul Airey or any of the Key Employees) is actually aware that:

(a)                                 there would be a breach of a Key Warranty were it to be repeated at any time before Completion in reference to the facts matters and circumstances then existing;

(b)                                 any Warranty given on the date of this Agreement has been breached; or

(c)                                  any warranty given pursuant to clause 3.2 has been breached;

(d)                                 in each case, whether or not such breach is or would be a Material Breach, it shall immediately:

(e)                                  notify the Buyer in sufficient detail as it is able to so do to allow the Buyer to make an accurate assessment of the situation; and

(f)                                   if requested by the Buyer use its best endeavours to prevent or remedy the notified occurrence (and for the avoidance of doubt the Seller shall in any event have the opportunity to remedy the matter the subject of the notified occurrence within 30 Business Days of such notification whether or not requested to do so by the Buyer).

9.2                               If on or prior to Completion the Buyer becomes aware that the Seller would be in:

(a)                                 Material Breach of a Key Warranty were it to be repeated at any time by reference to the facts matters and circumstances then existing;

(b)                                 Material Breach of any Warranty given on the date of this Agreement; or

(c)                                  breach of any warranty given pursuant to clause 3.2;

and such Material Breach or breach of any warranty given pursuant to clause 3.2 (as the case may be) has not been remedied by the Seller or otherwise to the reasonable satisfaction of the Buyer (and without cost to the Buyer) within 30 Business Days of the notification of such event in accordance with clause 9.1 (and for the avoidance of doubt the Seller shall have the opportunity to remedy such breach whether or not requested to do so by the Buyer) then  the Buyer shall be entitled by notice in writing to the Seller to terminate this Agreement at any time prior to Completion.  If the Buyer fails to exercise this right and proceeds to Completion, it shall be deemed to have irrevocably waived all other rights arising by reason of the Material Breach in question and shall not be entitled to make any other form of recovery on any account whatsoever against the Seller whether in contract, tort or otherwise. For the avoidance of doubt the Buyer shall not be deemed by this clause to have waived any rights it may have in respect of a breach of any Warranty or warranty given pursuant to clause 3.2 which is not a Material Breach.

9.3                               If the Buyer shall elect to terminate this Agreement pursuant to clause 9.2, termination shall constitute a complete remedy and save for clauses 16 and 17 of this Agreement and any rights or liabilities which have already accrued under this Agreement, this Agreement shall lapse without any of the parties being liable to any other party in any way whatsoever whether in contract, tort or otherwise.

9.4                               If the Buyer shall allege that there has been a Material Breach and seeks to terminate this Agreement under clause 9.2 or to terminate this Agreement under clause 6.2, and the Seller does not agree that such a Material Breach has occurred, then it shall give notice (MB Rejection Notice) in writing of that fact to the Buyer within 10 Business Days of the receipt by it of the Buyer’s termination notice.  The Seller and the Buyer shall then have a period of a further 5 Business Days to seek to resolve their disagreement. If the parties are unable to resolve their disagreement then such dispute shall at the instance of either party be referred to a Legal Expert agreed between the parties, or in default of agreement within 5 Business Days of notice from either party calling on the other so to agree, to a person chosen on the application of either party by the President of the Bar Counsel.

9.5                               A Legal Expert appointed under clause 9.4 shall be instructed to provide a written opinion as to whether or not there shall be deemed to have occurred a Material Breach and such opinion shall in the absence of manifest error be binding on both parties. The Legal Expert shall be instructed to reach his decision as soon as reasonably practicable. The costs of the Legal Expert shall be borne by the:

(a)                                 Buyer if the Legal Expert provides a written opinion that a Material Breach has not occurred; and

(b)                                 Seller if the Legal Expert provides a written opinion that a Material Breach has occurred.

9.6                               In determining whether there has been a Material Breach when any warranty given pursuant to this Agreement by the Seller is deemed to be repeated, any reference to “material” or “materially” in the relevant warranty in question shall be disregarded.

10                                  Limitations on the Seller’s liability

10.1                        Subject to clause 10.2, the liability of the Seller for any Claim is subject to the provisions of schedule 5 (Limitations on the Seller’s liability).

10.2                       The provisions of schedule 5 (Limitations on the Seller’s liability) will not operate to limit the liability of the Seller for any Claim to the extent that any claim results from:

(a)                                 the fraud or wilful concealment on the part of the Seller; or

(b)                                 arises out of any warranty given by the Seller pursuant to clause 3.2.

11                                  Buyer’s Warranties and Guarantor

11.1                        The Buyer warrants to the Seller as at the date of this Agreement in the terms of the Buyer’s Warranties and the Guarantor warrants to the Seller in the terms of the Buyer’s Warranties, mutatis mutandis.

11.2                        The Guarantor guarantees and indemnifies the Seller in respect of the obligations of the Buyer pursuant to this Agreement in the terms set out in schedule 9 (Guarantee).

12                                  Post-Completion obligations

12.1                        The Seller shall, for so long as it remains the registered holder of any of the Shares after Completion hold those Shares with all rights and benefits attaching or accruing to them on or after the date of this Agreement as bare trustee for the Buyer absolutely and will deal with the Shares and any distributions, property, and rights deriving from them as the Buyer directs.

12.2                        Each party shall execute or, so far as it is able, procure the execution of all documents and/or do or, so far as it is able, procure the doing of all acts and things that the other party reasonably requires after Completion to give effect to the transfer of Shares provided that nothing in this clause shall oblige the Seller to pay any stamp duty in respect of the transfer of the Shares pursuant to this Agreement.

13                                  Protective Covenants

13.1                        In this clause 13, unless the context otherwise requires:

Company Know-how means technical information owned by the Company and, instruction manuals relating to any products supplied by the Company, and all information concerning operating conditions and procedures, information as to suppliers and customers and all other accounts, records and information (wherever situated), in all cases relating to the business activities of the Company

Confidential Business Information means Company Know-how and commercial information in any form which may properly be regarded as confidential by the Company, being information in which the Company has a proprietary interest or for which the Company owes an obligation of confidentiality to any third party which the Seller holds at the date of this Agreement

Protected Area means the United Kingdom

Protected Period means the period of 3 years commencing on the Completion Date

Protected Products means:

(a)                                 monitored dosage systems;

(b)                                 pharmaceutical fridges;

(c)                                  medication trolleys and cabinets;

(d)                                 light automation systems;

(e)                                  liquid dose blister cards; and

(f)                                   other products similar to the type supplied by the Company as at the Completion Date or at any time during the period of 12 months preceding the Completion Date or which otherwise for part of the Business.

13.2                        The Seller undertakes to the Buyer and the Company (as a Third Party) that, without the prior written consent of the Buyer, it shall not, and it shall procure that no member of the Seller’s

Group shall, whether alone or jointly, and whether as principal or agent and whether directly or indirectly during the Protected Period:

(a)                                 employ or solicit, or endeavour to solicit, the employment of any person employed by the Company on or immediately prior to the Completion Date, whether or not that person would breach any contract with any member of the Buyer’s Group by leaving its service other than any such person who responds to a bona fide recruitment advertisement issued by any member of the Seller’s Group in the ordinary course of business without prior contact with such person by any member of the Seller’s Group; or

(b)                                 subject to clause 13.7, carry on or be engaged or employed in or concerned in, or provide any advice or assistance to, or (except as the owner for investment of securities and not exceeding 3% in nominal value of the securities of the relevant class) be interested in any business which is, or is about to be, engaged in the supply, distribution, design, manufacture, or development of the Protected Products in the Protected Area; or

(c)                                  solicit or entice away from the Company, or cause to cease to deal with the Company, any person who is, or has been at any time within the period of 12 months immediately preceding Completion, a customer or distributor of the Company or supplier to the Company or any licensee or licensor or who has assisted the Company with the development of any Protected Products provided that (subject to clause 13.2(b)) the Seller and the Seller’s Group will be permitted to deal, trade and otherwise conduct business with any such person in the ordinary course of its business.

13.3                        The Seller undertakes to the Buyer and the Company that, without the prior written consent of the Buyer, it shall not, and it shall procure that no member of the Seller’s Group shall,  whether alone or jointly, and whether as principal or agent and whether directly or indirectly, (subject to clause 16.3), disclose (at any time) to any person or (during the Protected Period) use any Confidential Business Information, provided that the restrictions contained in this clause 13.3 shall not extend to:

(a)                                 the disclosure of any Confidential Business Information which is in or becomes part of the public domain, other than through a breach of the obligations of confidentiality by the Seller as set out in this Agreement;

(b)                                 the disclosure of any Confidential Business Information required pursuant to any applicable law or regulatory body or the rules of any applicable authority; or

(c)                                  the disclosure of Confidential Business Information to an adviser for the purposes of advising the Seller in connection with the transaction contemplated by this Agreement.

13.4                        Each of the restrictions in each sub-clause in clauses 13.2 and 13.3 above shall be enforceable independently of each of the others and the validity of each sub-clause shall not be affected if any of the others is invalid.

13.5                        If any of those restrictions is void but would be valid if any part or any word or words of the relevant sub-clause or provision were deleted, the restriction in question shall apply with such deletion as may be necessary to make it valid.

13.6                        The Seller acknowledges that the above provisions of this clause 13.6 are no more extensive than is reasonable to protect the Buyer as the purchaser of the Shares.

13.7                        The restriction in clause 13.2(b) shall not prevent the Seller (or any member of the Seller’s Group) from acquiring any business (the Target Business) after the date of this Agreement which includes, among other business activities, a business (the PP Business) engaged in the supply, distribution, design, manufacture, or development of the Protected Products in the Protected Area, where the turnover of the PP Business in the Protected Area in its most recent completed financial year which is attributable to the distribution, design, manufacture, or development of the Protected Products in the Protected Area is less than 50% of the total aggregate group turnover of the Target Business (“group” comprising for such purposes the Target Business and each of its subsidiaries, if any (only).

13.8                        If an acquisition contemplated by clause 13.7 is made in the Protected Period and the Buyer does not waive the Seller’s obligation pursuant to this clause 13.8 then the Seller hereby undertakes to:

(a)                                 use its reasonable commercial efforts to dispose of the PP Business in an orderly manner following such acquisition;

(b)                                 provide written notification of such acquisition to the Buyer within 10 Business Days of the completion of such acquisition; and

(c)                                  keep the Buyer informed on a timely basis of the proposals for the disposal of the PP Business following such acquisition to the extent that it is able to do so in the context of confidentiality obligations.

14                                  Indemnities

The Seller undertakes to make payments to the Buyer as provided in schedule 12 (Indemnities).

15                                  Payments

15.1                        Any amounts payable to the Seller pursuant to this Agreement must be paid by electronic funds transfer for same day value into the Nominated Account.

15.2                        The Seller’s Solicitors are irrevocably authorised by the Seller to receive any amount payable to the Seller and receipt of any amount in any account provided by clause 15.1 will be a valid discharge for the Buyer for the amount.

16                                  General

16.1                        Notices:

(a)                                 Any notice under this Agreement will be effective only if it is in writing.  Notices given in any other form will not be effective, even if actually given.  References to in writing shall include a pdf. scan of a signed letter sent by email.

(b)                                 References to a notice under this Agreement include any notice, claim, demand or other document to be delivered to any party in connection with this Agreement or any dispute arising in connection with this Agreement.

(c)                                  Any notice under this Agreement must be in English.

(d)                                 Notice details for the parties are as follows:

Party	Address	Addressee/marked for the attention of
Seller	Bridge House, Outwood Lane, Horsforth, Leeds LS18 4UP Email: ben.feather@bupa.com with a copy to matthew.flinton@bupa.com	Legal Director
Buyer	2003 Gandy Blvd, North, St Petersburg, FL 33702, United States of America Email:danj@omnicell.com with a copy to: john.brottem@omnicell.com	Dan S. Johnston (Executive Vice President and General Counsel) with a copy to: John Brottem (Sr. Director, Associate General Counsel)
Guarantor	590 E. Middlefield Road, Mountain View, CA 94043 4008, United States of America Email: danj@omnicell.com with a copy to: john.brottem@omnicell.com	Dan S. Johnston (Executive Vice President and General Counsel) with a copy to: John Brottem (Sr. Director, Associate General Counsel)

A party may change its notice details for the purpose of this clause 16.1 by giving notice to all the other parties in accordance with this clause 16.1.

(e)                                  In proving the giving of a notice, it will be conclusive evidence to prove:

(i)                                     if delivered by hand, that it was left at the relevant address;

(ii)                                  if sent by post, that it was properly addressed and posted; or

(iii)                               if it is a copy of a letter sent by email, that it was sent to the relevant email address,

in each case in accordance with the relevant details set out above.

(f)                                   In the absence of evidence of earlier receipt, if a notice is:

(i)                                     delivered by hand:

(A)                               between 9.00 am and 5.00 pm on a Business Day (such time period being referred to as within Business Hours), it will be deemed received when so delivered; or

(B)                               outside Business Hours, it will be deemed received at 9.00 am on the next Business Day after the time of delivery;

(ii)                                  sent by post:

(A)                               on a Business Day, it will be deemed received at 9.00 am on the second Business Day after the day on which it was posted; or

(B)                               not on a Business Day, it will be deemed received at 9.00 am on the third Business Day after the day on which it was posted;

(iii)                               delivered by email:

(A)                               within Business Hours, it will be deemed received on transmission; or

(B)                               outside Business Hours, it will be deemed received at 9.00 am on the next Business Day after the time of delivery.

(g)                                  Any reference in this clause 16.1 to a particular time (including a reference to Business Hours) is to that time in the location of the recipient of the relevant notice.

16.2                        Assignment and third party rights:

(a)                                 Subject to clause 16.2(b), no right or obligation arising under this Agreement or any other Transaction Document may be assigned, transferred or otherwise disposed of, in whole or in part, without the prior written agreement of the other parties and provided that the liability of the Seller is not thereby increased.

(b)                                 If the Shares are sold or transferred after Completion to any member of the Buyer’s Group any or all of the rights and benefit under this Agreement and any other agreement referred to in this Agreement, including each of the obligations, warranties and undertakings undertaken or given by the Seller, and any cause of action arising under or in respect of any of them, may be assigned to the transferee of the Shares who may enforce them as if he had been named in this Agreement as the Buyer provided that the liability of the Seller shall not be any greater than had such assignment not taken place.  Any such assignee may enforce any right or benefit assigned to it as if it had been named in this Agreement as the Buyer, and may recover thereunder as if it had acquired the Shares for the consideration and upon the other terms of this Agreement and had thereby sustained all diminutions of value, losses and expenses in consequence of such acquisition as have been sustained by the Buyer and any subsequent holder of such share capital, including itself, as if they were all one entity which had retained the ownership of such issued share capital throughout provided that the liability of the Seller shall not be any greater than had such assignment not taken place.

(c)                                  A party shall immediately give the other parties notice of any action taken by it in accordance with this clause 16.2.

(d)                                 References in this Agreement to a party will, except where the context requires otherwise, include its successors in title and permitted assignees.

(e)                                  Where any right or benefit conferred under this Agreement is expressed to be conferred on another person designated by the term “Third Party”:

(i)                                     the Third Party shall accordingly have such rights and benefits as are afforded by the Contracts (Rights of Third Parties) Act 1999; and

(ii)                                  such rights may only be enforced with the prior written consent of the Buyer, acting in its absolute discretion and without any duty to the Third Party.

(f)                                   Subject to clause 16.2(e), unless this Agreement expressly states otherwise:

(i)                                     a person who is not a party to this Agreement has no right to enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999; and

(ii)                                  if a person who is not a party to this Agreement is stated to have the right to enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999, the parties may rescind or vary this Agreement (and Transaction Documents) without the consent of that person.

16.3                        Announcements:

(a)                                 Subject to clause 16.3(b) and 16.3(c), no party shall hold any press conference or press briefing or make any announcement, communication or circular (whether before or after Completion and including, without limitation, any communication to the public, to any customers or suppliers of the Company, or to all or any of the employees of the Company) in connection with the existence or the subject matter of this Agreement (or any other Transaction Document) or containing any information about the other parties without the prior written approval of each of the other parties as to its form and content (such approval not to be unreasonably withheld or delayed).

(b)                                 Part 2 of schedule 10 (Communications and Announcements) shall apply with effect from the date of this Agreement.

(c)                                  Clause 16.3(a) and part 2 of schedule 10 (Communications and Announcements) does not apply to such announcement required to be made by any applicable law or regulatory body or the rules of any securities exchange to which either party is subject or governmental body having jurisdiction over it (including but not limited to the London Stock Exchange plc, the Panel on Takeovers and Mergers, the Serious Fraud Office, the United States Securities and Exchange Commission, and/or the NASDAQ Stock Market) and whether or not the requirement has the force of law, provided that if the Seller is required to make such announcement, it shall, to the extent reasonably practicable, promptly notify the Buyer before such announcement is made (where it is lawful to do so) and shall co-operate with the Buyer if the Buyer wishes to challenge the need for such announcement or the timing and content of such announcement.

16.4                        Confidentiality:

(a)                                 Subject to clause 16.4(c), the Seller undertakes to the Buyer that it will (both before and after Completion):

(i)                                     not at any time after the date of this Agreement use, divulge or communicate to any person, other than to officers of employees of the Company who need to know the same, any Confidential Information which may be in or come to the Seller’s knowledge;

(ii)                                  use its reasonable endeavours to prevent publication or disclosure of Confidential Information; and

(iii)                               ensure (where applicable) that each member of the Seller’s Group complies with clause 16.4(a)(i) and (ii) as if it were the Seller.

(b)                                 Subject to clause 16.4(c), the Buyer undertakes to the Seller that it will (both before and after Completion):

(i)                                     not at any time after the date of this Agreement use, divulge or communicate to any person:

(A)                               any information which (i) relates to the Seller or any member of the Seller’s Group or (ii) is used in or otherwise relates to the Seller or any member of the Seller’s Group or their respective business, including but not limited to:

1)                                     the accounts, finance or contractual arrangements or other dealings, transactions or affairs or officers, employees or contractors of the Seller or any member of the Seller’s Group;

2)                                     the marketing and supply of goods or services, including customer and supplier names and lists and other details of customers and suppliers, sales, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials by the Seller or any member of the Seller’s Group; or

3)                                     future projects, business development or planning, commercial relationships and negotiations of the Seller’s Group,

(B)                               which may be in or come to the Buyer’s knowledge; and

(ii)                                  use its reasonable endeavours to prevent publication or disclosure of information received or obtained as a result of entering into or performing this Agreement and the other Transaction Documents; and

(iii)                               ensure (where applicable) that each member of the Buyer’s Group complies with clause 16.4(b)(i) as if it were the Buyer.

(c)                                  Clauses 16.4(a) and 16.4(b) will not prohibit disclosure or use of any Confidential Information or information which would otherwise be treated as confidential if and to the extent:

(i)                                     the disclosure or use is required by the law of any relevant jurisdiction;

(ii)                                  the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other Transaction Document;

(iii)                               the disclosure or use is required by any regulatory body to which any party is subject;

(iv)                              the disclosure or use is required by any securities exchange on which the share or other securities of the disclosing party or its holding company are listed;

(v)                                 the disclosure is made to HMRC in connection with the tax affairs of the disclosing party;

(vi)                              such disclosure is to a professional or financial adviser for the purposes of advising the disclosing party in connection with the transactions contemplated by this Agreement, provided that such disclosure is necessary for these purposes, such adviser is made aware of the obligations of this sub-clause and such adviser is bound by a duty of confidentiality (whether express or implied);

(vii)                           the information has become publicly available through no fault of the disclosing party;

(viii)                        the other party has given prior written approval to the disclosure or use by the disclosing party;

(ix)                              it does so to a member of the Seller’s Group (in the case of the Seller) which accepts restrictions in the terms of this clause 16.4;

(x)                                 it does so to a member of the Buyer’s Group (in the case of the Buyer) which accepts restrictions in the terms of this clause 16.4.

For the avoidance of doubt, any disclosure or use of any information under any of clauses 16.4(c)(i) to (x) (inclusive) will, to the extent permitted by law and subject to litigation privilege and/or legal professional privilege and as is otherwise reasonable and practicable in the circumstances, be made by the disclosing party only after notice to the other party.

(d)                                 The provisions of this clause 16.4 shall apply save as specifically provided otherwise in part 2 of schedule 10 (Communications and Announcements).

(e)                                  The restrictions contained in this clause shall survive Completion and shall continue without limit of time.

16.5                        Entire Agreement:

(a)                                 This Agreement (with the other Transaction Documents) sets out the entire agreement and understanding between the parties to them in connection with the subject matter of this Agreement and other matters described in them.

(b)                                 Without prejudice to the generality of clause 16.5(a), this Agreement (with the other Transaction Documents) supersedes all prior negotiations, representations, undertakings and agreements (whether oral or written) on any matter which is the subject of this Agreement or any of the Transaction Documents.

(c)                                  Each of the parties acknowledges that it is not relying on any statement, warranty, representation, undertaking, collateral contract or other assurance given or made by or on behalf of any of the parties in relation to the subject matter of this Agreement, save for those expressly set out in this Agreement or the other Transaction Documents.

(d)                                 No party shall have any claim or remedy in respect of any statement, warranty, representation, undertaking, collateral contract or other assurance made by or on behalf of the other party which is not expressly set out in this Agreement or any other Transaction Document. To the extent to which any of the parties has been given any statement, warranty, representation, undertaking, collateral contract or other assurance (including, for the avoidance of doubt, any innocent or negligent misrepresentation or misstatement) which is not expressly set out in this Agreement, the relevant party unconditionally waives any claims, rights or remedies which it might otherwise have in relation thereto.

(e)                                  So far as is permitted by law, each of the parties agrees and acknowledges that its only right and remedy in connection with this Agreement or the other Transaction Documents shall be in contract only for breach or anticipated breach of the terms of this Agreement or any other Transaction Document to the exclusion of all other rights and remedies (including those in tort or arising under statute).

(f)                                   Nothing in this clause 16.4(a) or otherwise in this Agreement shall exclude or limit any liability for, or remedy in respect of, fraud or fraudulent misrepresentation.

16.6                        Alterations:  Any alteration to this Agreement must be in writing, refer specifically to this Agreement and be duly executed by each party.

16.7                        Gross-up: If any amount paid or due to the Buyer under the Agreement results in an Actual Tax Liability (including any deduction or withholding (whether in respect of Taxation or otherwise) required to be made by the payer of the amount) of the Buyer, the Seller covenants with the Buyer to pay the Buyer such further sum as will ensure that the net amount received and retained by the Buyer after such Actual Tax Liability is taken into account shall equal the amount which would have been received and retained by the Buyer in the absence of such Tax Liability provided that:

(a)                                 if the benefit of this Agreement is assigned (in whole or in part), the Seller shall have no liability to make any additional payment pursuant to this clause 16.7 to any assignee save to the extent that it would have been obliged to pay such additional amount to the Buyer in the absence of such assignment; and

(b)                                 if the Buyer (or any assignee of the Buyer) is resident for taxation purposes in any jurisdiction other than the United Kingdom, the Seller shall have no liability to make any additional payment pursuant to this clause 16.7 to the extent that the Seller would not have had to make any such additional payment were the Buyer resident for tax purposes in the United Kingdom and no other jurisdiction.

16.8                        No double recovery:  The Buyer will not be entitled to recover damages or any other amount in respect of any claim (including any Claim) or otherwise obtain reimbursement or restitution more than once in respect of the same loss or liability.

16.9                        Severability:  If any provision in this Agreement is or at any time becomes to any extent invalid, illegal or unenforceable under any enactment or rule of law, such provision will to that extent be deemed not to form part of this Agreement but the validity, legality and enforceability of the remainder of this Agreement will not be affected.

16.10                 Counterparts:  This Agreement may be entered into in the form of two or more counterparts, each executed by one or more of the parties but, taken together, executed by all and, provided that all the parties so enter into this Agreement, each of the executed counterparts, when duly exchanged and delivered, will be deemed to be an original, but, taken together, they will constitute one instrument. A counterpart may be delivered as an email attachment (.pdf) or facsimile.

16.11                 Payment of costs:  Except where this Agreement or another Transaction Document provides otherwise, each party shall pay his/its own costs and expenses incurred in relation to the negotiation, preparation and completion of this Agreement and each Transaction Document.  The Buyer shall be liable for and shall pay any stamp duty payable in respect of the entry into this Agreement or any transfer of shares pursuant to this Agreement.

16.12                 Continuing effect of this Agreement:  All provisions of this Agreement and any other Transaction Document will, so far as they are capable of being performed or observed, continue in full force notwithstanding Completion, except for those matters then already performed and Completion will not constitute a waiver of any of the Buyer’s rights in relation to this Agreement or any other Transaction Document.

16.13                 Time: Save where stated otherwise in clause 16.1(g), all references to time in this Agreement are to London time.

17                                  Choice of law and submission to jurisdiction

17.1                        This Agreement will be governed by and construed in accordance with English law and all claims and disputes (including non-contractual claims and disputes) arising out of or in connection with this Agreement, its subject matter, negotiation or formation will be determined in accordance with English law.

17.2                        If in any court any party argues that a court other than the courts of England and Wales has jurisdiction to determine any claims or disputes (including any non-contractual claims or disputes) arising out of or in connection with this Agreement that issue will be determined in accordance with English law, and any right any person might otherwise have to rely upon the law of the forum or any other law is irrevocably and unconditionally waived.

Submission to jurisdiction

17.3                        Subject to the provisions of clauses 9.3 and 9.5, each party submits to the exclusive jurisdiction of the courts of England and Wales in relation to all claims, disputes, differences or other matters (including non-contractual claims, disputes, differences or other matters) arising out of or in connection with this Agreement.

17.4                        Each party irrevocably waives any right that it may have:

(a)                                 to object on any ground to an action being brought in the courts of England and Wales, to claim that the action brought in the courts of England and Wales has been brought in an inconvenient forum or to claim that the courts of England and Wales do not have jurisdiction.  The waiver contained in this clause 17.4(a) includes a waiver of all formal and substantive requirements of any otherwise competent jurisdiction in relation to this clause 17.4(a); and

(b)                                 to oppose the enforcement of any judgment of any court of England and Wales whether on any ground referred to in clause 17.4(a) or otherwise.

Service of process

17.5                        Each party agrees that, without prejudice to the validity of any other mode of service, any document in an action (including any claim form, application notice or other originating process) may be served on any party by being delivered to or left for that party at its address for service of notices under clause 16.1 (Notices).

17.6                        Notwithstanding and without prejudice to the foregoing, each of the Buyer and the Guarantor:

(a)                                 irrevocably appoints MTS Medication Technologies Limited and any successor in business, of Unit 6B, Millennium Way, Leeds, United Kingdom, LS11 5AL (Process Agent) as its agent to receive service of process in England and Wales in relation to any document initiating or otherwise connected with any proceedings commenced by the Seller in the courts of England and Wales arising out of or in connection with this Agreement;

(b)                                 agrees to notify the Seller in writing of any change of address of such Process Agent within 10 Business Days of the change of address; and

(c)                                  if such Process Agent ceases to be able to act under this clause 17 or ceases to have an address in England and Wales, irrevocably agrees to appoint a replacement process agent (New Process Agent) reasonably acceptable to the Seller and to give to the Seller notice of such appointment within 10 Business Days of such appointment, and after such appointment reference to the Process Agent in this clause shall be read as reference to the New Process Agent.

17.7                        Any such document will be validly served on the Buyer and the Guarantor:

(a)                                 by being sent by pre-paid first class post to or delivered to the Process Agent or left at the Process Agent’s address set out in this clause 17; or

(b)                                 in any other manner permitted by law,

whether or not forwarded to or received by the Buyer and the Guarantor.

17.8                        Without prejudice to the effectiveness of service pursuant to any other method recognised by the Civil Procedure Rules, service of such process upon MTS Medication Technologies Limited at its address given in clause 17.6 or elsewhere within the jurisdiction of the courts of England and Wales pursuant to the Civil Procedure Rules for the time being in force shall constitute good service on the Buyer and the Guarantor.  The Buyer and the Guarantor each undertake not to contest in any court in any jurisdiction the enforcement in that jurisdiction of any judgment of the courts of England and Wales against it on the ground that the courts of England and Wales did not have jurisdiction over it or that service of process (being service in accordance with this clause) was invalid or ineffective or resulted in it not having due or adequate notice of the proceedings.

Executed as a deed by the parties on the date of this Agreement.

Schedule 1

The Company

Name:	Surgichem Limited

Incorporation details:	Registered in England and Wales, with company number 01959342 on 14 November 1985

Registered office:	Bridge House, Outwood Lane, Horsforth, Leeds LS18 4UP

Shareholders:	The issued share capital is held as follows:

	Number and class of shares	Registered holder	Beneficial owner
	50,000 A ordinary shares of £1 each	The Seller	The Seller

	50,000 B ordinary shares of £1 each	The Seller	The Seller

Directors:	Richard Thomas Bowden (resigning at Completion) Steven Michael Los (resigning at Completion) Andrew Michael Peeler (resigning at Completion)

Secretary:	Bupa Secretaries Limited (resigning at Completion)

Auditors:	KPMG Audit plc

Accounting reference date:	31 December

Schedule 2

Completion Accounts

Part 1 - General provisions

1                                         Definitions used in this schedule

In this schedule the following definitions apply:

Final Determination Date means the date specified in paragraph 3.5 of part 1 or paragraph 14 of part 4 of this schedule (as the case may be)

Independent Accountants means the firm of independent chartered accountants selected or nominated in accordance with paragraph 1 of part 4 of this schedule

2                                         Basis of preparation of the Completion Cash / Debt Statement and the Completion Working Capital Statement

2.1                               The Completion Cash / Debt Statement and Completion Working Capital Statement shall be drawn up in the format of the proforma set out in part 2 of this schedule and in accordance with the bases that appear, and in the order shown below:

(a)                                 the specific accounting policies set out in part 3 of this schedule;

(b)                                 to the extent not covered by paragraph 2.1(a), using the same accounting principles, policies, practices, evaluation rules and procedures, methods and bases consistently adopted by the Company in the preparation of the Accounts; and

(c)                                  to the extent not covered by paragraphs 2.1(a) and/or 2.1(b), in accordance with UK generally accepted accounting practice as at the date of this Agreement.

2.2                               The Completion Working Capital Statement shall specify the Completion NWCV.

2.3                               The Completion Cash / Debt Statement shall specify Completion Cash and Completion Debt.

3                                         Finalisation of the draft Completion Cash / Debt Statement and the draft Completion Working Capital Statement

3.1                               The Seller shall prepare (with assistance from the Seller’s Accountants as required) and serve on the Buyer within 30 Business Days after the Completion Date a draft of the Completion Cash / Debt Statement (draft Completion Cash / Debt Statement) and a draft of the Completion Working Capital Statement (draft Completion Working Capital Statement).

3.2                              Review period:  The Buyer may, within the period of 30 Business Days after service of the draft Completion Cash / Debt Statement and the draft Completion Working Capital Statement on the Buyer in accordance with paragraph 3.1, (Review Period), notify the Seller, in writing, of any adjustments it considers need to be made to the:

(a)                                 draft Completion Cash / Debt Statement and/or the draft Completion Working Capital Statement in order for them to comply with paragraph 2 (together with the reasons for such adjustments); and

(b)                                 Purchase Price notified to it by the Seller pursuant to paragraph 3.1.

3.3                               Agreement and deemed agreement:

If:

(a)                                 the Buyer notifies the Seller during the Review Period that no adjustment needs to be made to the draft Completion Cash / Debt Statement, the draft Completion Working Capital Statement, or in the event that the adjustment to the Purchase Price proposed by the Seller pursuant to paragraph 3.1 or the Buyer pursuant to paragraph (3.2(b) results in an aggregate difference to the Purchase Price payable pursuant to clause 4.3 of less than £5,000; or

(b)                                 the Buyer does not notify the Seller during the Review Period of any proposed adjustment to the draft Completion Cash / Debt Statement, the draft Working Capital Statement (including the adjustment amount specified by the Seller), subject to paragraph 3.4, the draft Completion Cash / Debt Statement and the Completion Cash and Completion Debt specified in it shall be the Completion Cash and Completion Debt for all purposes of this Agreement, and the draft Completion Working Capital Statement and the Completion NWCV specified in it shall be the Completion Working Capital Statement and the Completion NWCV for all purposes of this Agreement, and the adjustment to the Purchase Price required by clause 4.3 or 4.4 or shall be as so stated therein, for all purposes of this Agreement.

3.4                               Dispute resolution: If the Buyer notifies the Seller during the Review Period that certain adjustments need to be made and:

(a)                                 the Buyer and the Seller agree, in writing, on all adjustments to be made to the draft Completion Cash / Debt Statement and the draft Working Capital Statement (and the resulting adjustment to the Purchase Price) in order for them to comply with paragraph 2, they shall jointly incorporate such adjustments into the draft Completion Cash / Debt Statement and the draft Working Capital Statement (as appropriate). The draft Completion Cash / Debt Statement as so adjusted and the Completion Cash and Completion Debt specified in it shall be the Completion Cash / Debt Statement the Completion Cash and Completion Debt for all purposes of this Agreement.  The draft Completion Working Capital Statement and the Completion NWCV specified in it shall be the Completion Working Capital Statement and the Completion NWCV for all purposes of this Agreement. The amount of any adjustment to the Purchase Price required by clause 4.3 and 4.4 shall be as so stated therein for all purposes of this Agreement; or

(b)                                 if the Seller and the Buyer are unable to so agree within 20 Business Days commencing on the expiry of the Review Period then part 4 shall apply.

3.5                              Final Determination Date:  For the purposes of the definition of the Final Determination Date, the Final Determination Date shall be, in the case of paragraph 3.3(a), the date the Buyer notifies the Seller that no adjustments need be made or, in the case of paragraph 3.3(b), the last day of the Review Period or, in the case of paragraph 3.4(a), the date of written agreement of the Completion Cash / Debt Statement and the Completion Working Capital Statement, or, in the case of paragraph 3.4(b) the date determined in accordance with paragraph 14 of part 4.

4                                         Co-operation and access

Until the Final Determination Date the Seller and the Buyer shall each (at their own cost):

(a)                                 maintain in their possession or under their control all books and records held by them (including, in the case of the Buyer, the Company), which are relevant to the determination of the Completion NWCV, Completion Cash and Completion Debt;

(b)                                 give and procure that the other’s accountants and (if relevant) the Independent Accountants are given full access at all reasonable times to all books and records which are in their respective possession or control (including, in the case of the Buyer, the Company) and each party undertakes not to destroy or dispose of those books and records; and

(c)                                  generally provide to the other’s accountants and (if relevant) the Independent Accountants such information and assistance, including access to relevant employees, as they may reasonably require in relation to the review, agreement or determination of the Completion Cash / Debt Statement, the Completion Cash and the Completion Debt, Completion Working Capital Statement and the Completion NWCV and the resulting an adjustment to the Purchase Price.

Part 2 -  Format of Completion Cash / Debt Statement and Completion Working Capital Statement

(i) Format of Completion Cash / Debt Statement

(1) Matter	(2) Amount (£)
Cash in Bank
Inter Company
Bridge House Intercompany
Bupa Home Healthcare
Bupa Intercompany
Key Employee Completion Bonus
Tax
NET CASH / (DEBT)

(ii) Format of Completion Working Capital Statement

(1) Matter	(2) Amount (£)
STOCK
Stock
Work in Progress
Goods in Transit
Stock Provision
TRADE DEBTORS
Debtors
Provision for Bad Debt
Credit Note Provision
PREPAYMENTS
Deposits goods ex China
Computer Network Support
Security
Rent and Rates
Future Technology Patent Fee
Electricity
Other
OTHER DEBTORS (faulty fridges)
TRADE CREDITORS
VAT
OTHER CREDITORS
Insurance
Rates
Director’s Bonus
Credit Control
Wages
ACCRUALS AND PROVISIONS
Mobiles phones
Car fuel
Rent and Rates
Late Purchase Invoices
NET WORKING CAPITAL

Part 3 - Specific Accounting Policies

1                                         Revenue is invoiced and recognised in full when goods are dispatched from the warehouse and most deliveries to customers are completed on the same day or next day. No adjustments for deferred income will be recognised.

2                                         Sales to Dispex are invoiced and recognised in full when orders are received (goods are held on consignment on behalf of the customer and excluded from inventory.)

3                                         No general credit note provision will be included in the accounts. Only actual credit notes issued after the Completion Date that relate to the period prior to completion will be recognised as an accrual.

4                                         Deposits on goods ordered from China are recognised as an asset in prepayments. Stock includes goods in transit where ownership has passed to Surgichem. The standard terms of purchases from suppliers in China is Free on Board. Stock is valued at cost including the relevant proportion of freight costs.

5                                         There is a stock obsolescence provision limited to £10,320.82 as set out in Data Room Document 05.06. No other obsolete stock amount will be provided for.

6                                         The automation prototype will be included in work in progress as a debit balance of £22,100, representing the actual cost incurred by the company.

7                                         There will be no general provision for doubtful debts. The provision for doubtful debts will be limited to specific known balances as set out in Data Room Document 02.10.  The provision will be limited to the account balance as set out in the schedule to the extent that this is not settled at the point at which the completion accounts are finalised.

8                                         Any amounts in the suspense account in the debtors ledger that were received more than 12 months previously will be released and not reflected as a liability/credit balance.

9                                         The amount recoverable from suppliers in respect of damaged fridges should be recognised in full, to the extent that it is not yet recovered. The balance was £32,640 as at 25 November 2013 as set out in Data Room Document 03.35.

10                                  VAT output Tax Diff account — balance of £9,886 as at October 2013 will be excluded from the completion accounts.

11                                  There is no provision for dilapidations or exit costs related to any properties used by the business.

12                                 There is no provision or accrual for any potential claims or litigation.

13                                  A payment of was made to Future Technologies in terms of the “patent license agreement” in July’13 relating to the 12 month period beginning 1st June 2013. This is included in prepayments as a debit balance and ammortised at a rate of per month (apportioned for a part month based on days in the month.)

14                                  Wages are paid by Bupa on the last Friday of each month and are re-charged through the inter-company account. Wage costs are based on an apportionment of days in the calendar month; where completion is during the month an accrual will be calculated based on the number of days up to completion.

15                                  No staff bonuses will be accrued other than fixed amounts as set out in Data Room Document 06.40.  Of that number the completion bonus of will be included as debt in the Completion Cash / Debt Statement and the normal annual bonus of will be included in the Completion Working Capital Statement to the extent only that the bonus is actually paid or becomes payable.

16                                  There is no provision for staff holiday pay.

17                                  There will be no audit fee accrual.

18                                  Bupa applies Group tax relief for corporation tax. Corporation tax is accrued as if the Completion Date is the end of a tax year of assessment.

19                                  There is no deferred tax balance.

20                                  There will be no minimum materiality limit applied in the preparation of the Completion Accounts.

21                                  The Completion Accounts will be prepared on a going concern basis.

22                                  Completion accounts will be prepared up to the end of the day of completion.

Part 4 - Dispute resolution

1                                         If the Buyer and the Seller are unable to agree pursuant to part 1 the Completion NWCV, Completion Cash and/or Completion Debt, and the resulting adjustment to the Purchase Price, then any matters in dispute may be referred by either party for determination, on the basis set out in this part 4, to:

(a)                                 the firm of independent chartered accountants agreed between the Seller and the Buyer within 15 Business Days of a request by either of them to the other, or, failing such agreement within such time; or

(b)                                 in the absence of agreement between the Seller and the Buyer of the firm of independent chartered accountants to be appointed pursuant to paragraph 1(a), a firm of independent chartered accountants nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales (or by such person as the President specifies for the purpose of making such nomination) on the written application of either the Seller or the Buyer.

(c)                                  If any firm of independent chartered accountants selected or nominated pursuant to this paragraph 1 refuses to accept the appointment, the procedure set out in this paragraph 1 shall be repeated.

2                                         Within 5 Business Days of the Independent Accountants being agreed or nominated pursuant to paragraph 1, either party may instruct the Independent Accountants by way of a letter in the form of the draft letter set out in part 5, which letter shall also be delivered to the other party.

3                                         A party may within 10 Business Days of receipt of a letter referred to in paragraph 2 submit a letter to the Independent Accountants setting out the issues which it believes are in dispute, which letter shall also be delivered to the other party.

4                                         Within the period of 10 Business Days after receipt of the Independent Accountants’ engagement letter the parties will negotiate in good faith the terms of the letter.  If during that period the terms of the letter are acceptable to a party that party may sign the letter in which event the other party shall also sign the letter, failing which the signing party is authorised to sign the letter on behalf of the non-signing party.

5                                         Notwithstanding paragraph 4, a party may nevertheless follow the dispute resolution process set out in this schedule which shall continue to bind the parties.

6                                         For the purposes of paragraphs 2 and 4, neither party shall object to any reasonable standard terms that form part of the Independent Accountants’ engagement letter.

7                                        The Independent Accountants shall be requested to notify the Seller and the Buyer, in writing, of their determination of any adjustments to be made to the draft Completion Cash / Debt Statement (and if relevant Completion Cash and Completion Debt) and the draft Completion Working Capital Statement (and, if relevant, the Completion NWCV) within 60 Business Days of written confirmation by the Independent Accountants of their acceptance of the appointment.

8                                         The Seller and the Buyer shall each be entitled to make one submission on the matters referred for determination, by written submission delivered to the Independent Accountants and served on the other party, within 15 Business Days of written confirmation by the Independent Accountants of their acceptance of the appointment.   The Seller and the Buyer

shall each have the opportunity to respond in writing to the other’s submission within 15 Business Days of receipt.  Each submission and response shall contain the relevant party’s best estimate of the monetary amounts of the matters referred for determination and be accompanied by all relevant supporting documents.

9                                         The Independent Accountants may request further information from any party at any time.  The party (or parties, as the case may be) shall deliver such information within the time specified by the Independent Accountants, and shall supply a copy to the other party at the same time as it is delivered to the Independent Accountants.

10                                  Other than as provided in paragraphs 7, 8 and 9, the Independent Accountants shall have power to determine the procedure to be followed in relation to their determination and the parties shall be bound by such procedures.

11                                  In making their determination, the Independent Accountants shall act as experts and not as arbitrators, and their decision as to any matter referred to them for determination shall, in the absence of manifest error or fraud, be final and binding in all respects on the parties and shall not be subject to question on any ground whatsoever.

12                                  The Independent Accountants shall have the right to employ such professional assistance and advice as they may require.

13                                  The fees and expenses of the Independent Accountants, and any other professional fees incurred by them, shall be borne and paid as they direct or, failing such direction, shall be shared equally between the Seller and the Buyer.

14                                  Within 5 Business Days of any written determination by the Independent Accountants pursuant to this schedule, the Seller and the Buyer shall jointly incorporate in the draft Completion Cash / Debt Statement and the draft Completion Working Capital Statement the matters determined by the Independent Accountants, together with any adjustments which may have been agreed separately in writing between the Seller and the Buyer, and shall date the draft Completion Cash / Debt Statement and the draft Completion Working Capital Statement with the date on which such incorporations and adjustments are made (which date shall be, for the purposes of paragraph 1 of part 1, the Final Determination Date).  The draft Completion Cash / Debt Statement so dated, and the Completion Cash and Completion Debt stated in it, shall be the Completion Cash / Debt Statement and the Completion Cash and Completion Debt for all purposes of this Agreement and the draft Completion Working Capital Statement so dated, and the Completion NWCV stated in it, shall be the Completion Working Capital Statement and the Completion NWCV for all purposes of this Agreement.

Part 5 - Form of letter of instruction to the Independent Accountants pursuant to paragraph 2 of part 4 of this schedule

• 200•

[Name of Independent Accountants]

[Address of Independent Accountants]

Dear Sirs

Surgichem Limited (Company) — Completion Cash / Debt Statement and Completion Working Capital Statement

Pursuant to an agreement dated • 2013 (Agreement), • acquired the entire issued share capital of the Company from Bupa Care Homes (CFG) plc.  A copy of the Agreement is enclosed.  Except where stated otherwise, this letter uses the same defined terms as in the Agreement.

As part of the mechanism to calculate the consideration payable under the Agreement for the shares of the Company, the parties were to establish the net asset value of the Company by the preparation and agreement of a Completion Cash / Debt Statement and Completion Working Capital Statement in accordance with the Agreement.

The Seller and the Buyer have been unable to agree the [Completion Cash / Debt Statement] [and] [Completion Working Capital Statement].  In accordance with the Agreement, we are now referring the matter to yourselves to request that your firm acts as the nominated Independent Accountants.

We enclose a copy of the draft [Completion Cash / Debt Statement] [and] [Completion Working Capital Statement], in relation to which we believe the following issues are the issues in dispute upon which the parties seek your determination:

•;

•.

If you are able to accept these instructions then, as you will note, in accordance with the terms of the Agreement:

•                                          both parties would have the opportunity to make written submissions to you in respect of the matters referred for determination; and

•                                          you would be requested to deliver your determination, including any adjustments to be made to the draft [Completion Cash / Debt Statement] [and] [Completion Working Capital Statement], within 60 Business Days of written acceptance of your appointment.

If you are able to accept these instructions, we shall presume that this time-frame is acceptable to you.

In the interest of resolving this matter as soon as possible, we should be grateful if you would confirm by fax, to each of us, as soon as you are able:

•                                          whether you are able to accept our instructions; and

•                                          an estimate of your costs.

We look forward to hearing from you.

Yours sincerely

•	•
For and on behalf of	For and on behalf of
MTS Medication Technologies, Inc.	Bupa Care Homes (CFG) plc

Contact Details	Contact Details

Name of contact:	Name of contact:

Telephone no:	Telephone no:

Fax no:	Fax no:

Schedule 3

Signing and Completion matters

1                                         Documents and other items to be delivered on the date of this Agreement

1.1                               On the date of this Agreement, the Seller shall deliver the following documents and other items to the Buyer:

(a)                                 the Disclosure Letter duly executed by the Seller;

(b)                                 duly executed powers of attorney or other authorities in the agreed form under which this Agreement or any of the other Transaction Documents has been executed (if any);

(c)                                  a certified copy of a resolution of the board of directors of the Seller authorising the execution of and the performance by the Seller of its obligations under this Agreement and each of the other documents to be executed by the Seller.

1.2                               On the date of this Agreement, the Buyer shall deliver or cause to be delivered, the following documents to the Seller:

(a)                                 the Disclosure Letter duly countersigned by the Buyer;

(b)                                 a signed Action by Unanimous Written Consent of the Board of Directors of Buyer authorising the execution and performance by the Buyer of this Agreement and each Transaction Document to be executed by the Buyer on the date of this Agreement; and

(c)                                  a Secretary’s Certificate signed by the Secretary of the Guarantor certifying the resolutions adopted by the Board of Directors of the Guarantor authorising the execution and performance of this Agreement by the Guarantor.

2                                         Documents and other items to be delivered by the Seller on Completion

2.1                               At Completion, the Seller shall deliver the following documents and other items to the Buyer:

(a)                                 duly executed stock transfer forms for the Shares in favour of the Buyer;

(b)                                 share certificates for the Shares in the name of the Seller or an indemnity for any lost share certificate in the agreed form;

(c)                                  duly executed powers of attorney or other authorities in the agreed form under which this Agreement or any of the other Transaction Documents (including the stock transfer forms referred to above) has been executed (if any);

(d)                                 any waivers, consents or other documents (if any) required to vest in the Buyer the full beneficial ownership of the Shares and enable the Buyer to procure them to be registered in the name of the Buyer or its nominee;

(e)                                  as agent for the Company:

(i)                                     the statutory and minute books (duly written up to immediately prior to completion);

(ii)                                  the common seal (if any) of the Company;

(iii)                               the certificate of incorporation and any certificates of incorporation on change of name of the Company; and

(iv)                              copies of the memorandum and articles of association of the Company;

(f)                                   written resignations in the agreed form from each director and secretary of the Company identified in schedule 1 as resigning on Completion from their respective offices with the Company;

(g)                                  an acknowledgement in the agreed form from the Seller to the effect that there is no intra-group indebtedness from the Company to the Seller or any member of the Seller’s Group owing at Completion, and that the Company will not have any obligation in respect of, and none of its assets will stand as security for, any liability or obligation of the Seller or any other company in the Seller’s Group;

(h)                                 all deeds and documents of title for the Properties.

3                                         Obligations of the Seller

3.1                               At Completion, the Seller shall procure that a duly convened and quorate board meeting of the Company is held at which:

(a)                                 the transfers of the Shares are resolved to be registered (subject only to their being duly stamped);

(b)                                 the following persons (or any other person nominated by the Buyer) are validly appointed as additional directors of the Company:

Robin G. Seim;

Paul O’Hanlon; and

Mark Chadwick

(c)                                  on the appointments referred to in paragraph 3.1(b) being made, the persons identified in schedule 1 as resigning on Completion cease to be directors of the Company;

(d)                                 Gavin Sayer (or any other person nominated by the Buyer) is validly appointed as secretary of the Company in place of the person identified in schedule 1 as resigning on Completion;

(e)                                  the execution of all relevant Transaction Documents is approved;

(f)                                   revoke all existing authorities to banks and approve new authorities on such terms as the Buyer may direct; and

(g)                                  change the situation of the registered office as the Buyer may direct.

(h)                                 The Seller shall deliver to the Buyer, certified as correct by the chairman of the meeting, the minutes of such board meeting.

4                                         Obligations of the Buyer

At Completion, the Buyer shall satisfy the Purchase Price in accordance with clause 15.1

Schedule 4

Warranties

1                                         General

Contents of this schedule

This schedule 4 is set out in the following paragraphs:

2                                         Accounts and Management Accounts

2.1                               The Accounts

(a)                                 comply with the requirements of the CA 2006;

(b)                                 comply with all current statements of standard accounting practice and financial reporting standards applicable to a company incorporated in the United Kingdom and have been prepared in accordance with the historical cost convention, and, where the accounting practice used to prepare the Accounts differs from those applicable in previous financial periods, the effect of any such difference is Disclosed;

(c)                                  have been audited by a statutory auditor or by a certified auditor (as applicable) who has rendered an auditor’s certificate without qualification;

(d)                                 have been prepared on a basis which is consistent with that employed in preparing the audited accounts of the Company for the immediately preceding financial period of the Company;

(e)                                  give a true and fair view of:

(i)                                     the state of affairs of the Company as at the Accounts Date;

(ii)                                  the assets and liabilities of the Company as at the Accounts Date;

(iii)                               the profit or losses of the Company for the financial year ended on the Accounts Date.

2.2                               The accounting reference date of the Company is and has at all times during the last 5 years been 31 December.

2.3                               Since the Accounts Date:

(a)                                 there has been no material adverse change in the financial or trading position of the Company;

(b)                                 there has been no material adverse change in the value or state of assets or amount or nature of liabilities as compared with the position disclosed in the Accounts, and the Company has not disposed of or agreed to dispose of, any of its assets except in the ordinary course of business and for full value;

(c)                                  the Business has been carried on in the ordinary course and in the same manner (including nature and scale) as immediately before the Accounts Date so as to maintain it as a going concern;

(d)                                 the Company has paid its creditors in the ordinary course and within the time limits agreed with such creditors;

(e)                                  the Company has not offered price reductions or discounts or allowances on sales of trading stock or provided them at less than cost to an extent that may materially affect its profitability;

(f)                                   the Company has not factored, sold or agreed to sell its debt;

(g)                                  no debts shown in the Accounts have been written off in full or in part;

(h)

(i)                                     no supplier which supplies products to the Company valued in excess of £100,000 (each a Major Supplier) has ceased or restricted supplies to the Company;

(ii)                                  there has been no loss or material curtailment of the business transacted by the Company with any customer which at any time in the preceding financial year represented 10% or more of the turnover of the Company (each a Major Customer);

(i)                                     the Company has not made, agreed to make or incurred a commitment to make capital expenditure exceeding in total £20,000;

(j)                                    the Company has not acquired or agreed to acquire:

(i)                                     any asset other than on an arm’s length basis;  or

(ii)                                  any business or substantial part of it or any share or shares in a body corporate;

(k)                                 the Company has not borrowed any money or given any security over its equity or assets; and

(l)                                     the Company has not declared or paid any distribution of profit or otherwise disbursed any cash except in the ordinary course of its business.

2.4                               The profits and losses of the Company shown in the Accounts were not, save as disclosed in the Accounts or in any note accompanying them, to any material extent affected by any extraordinary, exceptional, unusual or non-recurring income, capital gain or expenditure or by any other factor known to the Seller rendering any such profit or loss for such period exceptionally high or low.

2.5                               Except for obligations and liabilities reflected in the Accounts, the Company has no off balance sheet obligation or liability of any nature (matured or unmatured, fixed or contingent) to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company.

Accounting records

2.6                               The accounting records of the Company comply with the requirements of the CA 2006 and are in the possession of the Company.

2.7                               All financial books and records of the Company are in its possession or otherwise under its direct control and where those financial books and records are maintained or stored electronically, reasonable back-up systems are in place.

2.8                               Neither the Company nor any Group Company has at any time entered into a liability limitation agreement (as such is defined in section 534 of the CA 2006) with its auditors and there is no arrangement or agreement in place to do so.

Management Accounts

2.9                               The Management Accounts (a copy of which is attached to the Disclosure Letter) have been prepared on a basis consistent with the past practice of the Company in the 12 months prior to the Completion Date and reflect the financial operations and trading position of the Company during that period.

2.10                        The Management Accounts:

(a)                                 are derived from the same accounting records for the period to which they relate as the Accounts;

(a)                                 have not been affected by any extraordinary, exceptional, unusual or non-recurring income, capital gain or expenditure or by any other factor known by the Seller rendering profits or losses for the period covered exceptionally high or low.

3                                         Finance, borrowings and liabilities

3.1                               Overdraft, loan and other finance facilities

(a)                                 Complete and accurate details of all:

(i)                                     overdraft, loan and other financial facilities available to the Company (Financial Facilities); and

(ii)                                  agreements or arrangements for hire or rent, hire-purchase, conditional sale or purchase by way of credit or instalment payment to which the company is a party (each a Lease Agreement), save for Small Lease Agreements (as defined below),

(including any Security Interest relating to such facilities, agreements or arrangements) and true and correct copies of all documents relating to such facilities, agreements or arrangements are attached to the Disclosure Letter.

For the purposes of this schedule, a Small Lease Agreement is any agreement or arrangement for hire or rent, hire-purchase, conditional sale or purchase by way of credit or instalment payment to which the Company is a party where the annual payments thereunder do not exceed £10,000.

(b)           The annual payments under the Small Lease Agreements do not exceed £100,000 in aggregate.

(c)                                  No event has occurred or been alleged which is or, with the passing of any time or the giving of any notice, certificate, declaration or demand, would become an event of default under, or breach of, any of the terms of any loan capital, borrowing, debenture or financial facility of the Company (if any) or which would entitle any person to call for repayment prior to normal maturity

3.2                               No finder’s fees or brokerage payable by the Company

No-one is entitled to receive from the Company any finder’s fee, brokerage or commission or other benefit in connection with the sale of the Shares.

3.3                               Borrowings of the Company

(a)                                 The total amount borrowed by the Company from all sources does not exceed any limitation on borrowing imposed upon it by its bankers or otherwise contained in the articles of association of the Company or any other agreement or arrangement binding on the Company, nor has the Company entered into any commitment or arrangement which might lead it so to do.

(b)                                 Save for any Financial Facilities or Lease Agreements disclosed in relation to paragraph 3.1 and any trading credit incurred in the ordinary course of business, the Company:

(i)                                     does not have outstanding any loan capital;

(ii)                                  has not incurred any borrowings which it has not repaid or satisfied; and

(iii)                               has not agreed to incur any borrowings.

(c)                                  The Company does not have any credit cards in issue in its own name or that of any officer or employee of the Company or any person connected with any officer or employee.

(d)                                 The Company has not received any grants, loans or financial aid of any kind from any government departmental or other authority and no application for any such grant, loan or financial aid is outstanding.

3.4                               Financing by the Company

The Company does not own the benefit of, nor has it agreed to provide, any debt, present or future (other than debts due to it for the provision of goods or services to customers in the ordinary course of the business of the Company).

3.5                               Creditors of the Company

There are no creditors of the Company to whom the Company is indebted by more than £5,000 for a period of more than 90 days since the due date.

3.6                               Liabilities of the Company for third parties

The Company is neither a party to, nor has any liability (including any prospective or contingent liability) under, nor has it agreed to become bound by, any Guarantee, the effect of which is to secure or support an obligation of a third party.

3.7                              Financial transactions with the Seller

(a)                                 There is no outstanding indebtedness on any account whatsoever owing:

(i)                                     by the Company to the Seller or any party connected with the Seller; or

(ii)                                  by the Seller or any party connected with the Seller to the Company.

(b)                                 The Seller has not and no party connected with the Seller has, given any Guarantee or created any other like obligation or given comfort in support of the Company which remains outstanding.

(c)                                  The Company has not given any Guarantee or created any other like obligation or given comfort in support of the Seller or any party connected with the Seller.

3.8                               Dividends

All dividends or other distributions of profits or assets declared, made or paid since the date of incorporation of the Company have been declared, made and paid in accordance with law, the Company’s constitutional documents or agreement with any third party regulating the payment of dividends or the making of distributions.

4                                         The Business, trading and disposals

4.1                               Standard terms on which the Company trades

The Company has not entered into any agreement or arrangement with any customer or supplier (which, for the avoidance of doubt, shall include, without limitation, any distributor, manufacturer, agent, or subcontractor) on terms materially different from its applicable standard terms of business, copies of which are attached to the Disclosure Letter (Standard Terms of Business).

4.2                               Liability of the Company for goods or services supplied by it

(a)                                 Save for any warranty implied by law or contained in its Standard Terms of Business, the Company has not given any warranty or Guarantee, or made any representation, in respect of goods or services supplied or agreed to be supplied by it.

(b)                                 Save for any warranty implied by law or contained in its Standard Terms of Business, the Company is not under any liability:

(i)                                     to replace or remedy defects in any goods, supplied or agreed to be supplied under any contract; or

(ii)                                  to service, repair, maintain, take back or otherwise do or not do anything in respect of goods which would apply after the goods have been delivered,

and there is no reason to expect the Company to be called upon to do any such thing in the future in relation to goods previously supplied or agreed to be supplied before the date of this Agreement.

(c)                                  The Company has not received any written notice that it has any liability for any claim arising out of any defect in design, material or workmanship of any goods supplied by the Company before the date of this Agreement that will exceed an amount equal to the limit of insurance cover in force for the benefit of the Company against such a liability or claim.

(d)           So far as the Seller is aware, the Company has not manufactured, sold or provided or agreed to repair, replace or provide any product or service which does not materially comply with all applicable laws, regulations or standards.

(e)                                  No written complaint has been received by the Company and no proceeding has been commenced or, as far as the Seller is aware, is pending or threatened, in which it is claimed that the Company has manufactured, sold or provided any product or service in material breach of any applicable laws, regulations or standards.

4.3                               Contracts - no grounds for premature determination or invalidation

Neither the Seller nor the Company has received any written claim or notice indicating any fact, matter or circumstance which will or could result in any material contract, agreement or arrangement to which the Company is a party or in which the Company is concerned or interested being terminated and, so far as the Seller is aware, there is no current fact, matter or circumstance which will or could result in such contract, agreement or arrangement being terminated.

4.4                               No material breach by the Company

The Company has not committed any material breach of any material contract, agreement or arrangement to which it is a party nor has the Company received any notice or claim thereof, and so far as the Seller is aware no fact or circumstance exists which is likely to give rise to a breach of this kind by the Company.

4.5                               Terms of contracts to which the Company is a party

The Company is not a party to any agreement or arrangement which:

(a)                                 has been entered into otherwise than on arm’s length terms or outside the ordinary and normal course of business;

(b)                                 imposes any commitment on the Company to obtain or supply goods or services exclusively from or to any person;

(c)                                  contains any commitment for the supply or purchase of goods or services where the supply, purchase or delivery may take place more than 12 months after the time of fixing of the price;

(d)                                 is incapable of termination by the Company in accordance with its terms on no more than 6 months’ notice;

(e)                                  can be terminated in the event of any change of control of the Company; or

(f)                                   is subject to any existing notice of termination.

4.6                               Complete and accurate copies have been provided in the Data Room of: (i) all contracts and agreements and, so far as the Seller is aware, of any legally binding obligations and/or commitments to which the Company is a party which require, in relation to its discharge, any payment in excess of £10,000; and (ii) all material agreements between the Company and any customer or supplier of the Company.

5                                        Assets

5.1                               Asset Register

The Company keeps an up to date plant register of the fixed assets used by it in the business (Fixed Assets) and a copy of the register is attached to the Disclosure Letter.

5.2                               Ownership of Fixed Assets free from third party rights

(a)                                 Save for assets held under Lease Agreements, Small Lease Agreements and Permitted Security Interests (as defined in paragraph 5.2(b) below), each of the assets included in the Accounts (other than the Properties and current assets subsequently disposed of or realised in the ordinary course of business) are owned both legally and beneficially by the Company free from any Security Interest and any third party rights and, if capable of possession, is in its possession.

(b)                                 For the purposes of this paragraph, Permitted Security Interest means:

(i)                                     any lien arising in the ordinary course of business to secure amounts which are not material;

(ii)                                  any unpaid vendor’s or supplier’s lien arising in the ordinary course of business to secure amounts due for goods or services sold or supplied; and

(iii)                               liens arising by operation of law, including a banker’s lien.

5.3                               Condition of Fixed Assets

(a)                                 All the fixed assets, plant, machinery, vehicles and equipment owned or used by the Company, having regard to the respective age and purpose:

(i)                                     are in good condition, fair wear and tear excepted; and

(ii)                                  are in reasonable working order.

(b)                                 Save in respect of the Lease Agreements (other than the Small Lease Agreements) attached to the Disclosure Letter, the Company has not acquired, or agreed to acquire, any asset on terms that title to that asset does not pass until full payment is made or all indebtedness incurred in connection with the acquisition is discharged.

5.4                               Condition of trading stock

The trading stock (including raw materials) held by or on behalf of the Company constitutes good marketable stock and is capable of being sold in the ordinary and normal course of business. No part of the trading stock (including raw materials) of the Company is excessive, redundant or defective in accordance with the accounting policies adopted by the Company.

6                                         Directors and employees

6.1                               Details of employees

There is attached to the Disclosure Letter a schedule showing the following complete and accurate information for each employee employed by the Company (each an Employee and collectively the Employees):

(a)                                 the name of the entity which employs the relevant person;

(b)                                 name of employee;

(c)                                  job description or job title;

(d)                                 full-time or part-time status;

(e)                                  date of commencement of continuous period of employment;

(f)                                   notice period; and

(g)                                  all remuneration and benefits (contractual and non-contractual) actually provided or which the Company is bound to provide (whether now or in the future) including, but not limited to, details of the following in respect of each Employee:

(i)                                     salary;

(ii)                                  contractual allowances;

(iii)                               enhanced sick pay; and

(iv)                              bonus and commission payments.

6.2                               Terms and conditions

(a)                                 The following are attached to the Disclosure Letter:

(i)                                     example standard terms of employment between the Company and its Employees (the Standard Terms of Employment);

(ii)                                  all service agreements and other contractual documents (including any legally binding side letter) between the Company and its directors and the terms of engagement for its non-executive directors; and

(iii)                               all staff handbooks, policies and procedures (including, without limitation, any disciplinary or grievance policy or procedure and any equal opportunities policies and procedures) which apply to the Employees.

(b)                                 Each of the Employees is employed by the Company on terms not materially different to the Standard Terms of Employment.

6.3                               Changes since the Accounts Date

(a)                                 Since the Accounts Date, no material change has been made by the Company to the terms of employment of any of its Employees and no proposal, assurance or commitment has been communicated by the Company in respect of any increase in remuneration or benefits payable to any of its Employees.

(b)                                 Since the Accounts Date, no Employee has given notice terminating his contract of employment or is under notice of dismissal and no amount due to or in respect of any Employee or former employee is in arrear and unpaid other than his salary for the month current at the date of this Agreement and in respect of the reimbursement of expenses.

(c)                                  Since the Accounts Date, there is no person who has been offered or who has accepted an offer of employment or engagement with the Company but whose employment has not yet started.

6.4                               No disputes in relation to employees

(a)                                 The Company is not involved in any material dispute with any of its Employees and, so far as the Seller is aware, there are no present circumstances (including Completion) which are likely to give rise to any such dispute.

(b)                                 There are no existing, nor has any notice been received in respect of, any disputes between the Company and any material number or category of its Employees or any trade union or other organisation formed for a similar purpose, nor so far as the Seller is aware any such dispute pending,

6.5                               Compliance

The Company has in relation to the Employees (and any former employees) complied with all obligations and orders imposed on it or made by or under all applicable laws (including, without limitation, legislation regarding working time, health and safety and the right to work in the UK), the terms and conditions of employment and staff handbook applicable to the Employees.

6.6                               Accrued and potential liabilities

(a)                                 So far as the Seller is aware, no Employee is in breach of his contract of employment or any other obligation or duty he owes to the Company.

(b)                                 No Employee has any current disciplinary sanction in force against him or is the subject of any disciplinary investigation or procedure.

6.7                               Workers

The Disclosure Letter has disclosed to the Buyer all relevant and material details of the Company’s Workers (see below for definition of Workers).

Reference to Workers (above) means apprentices, trainees, agency workers (as defined in the Agency Workers Regulations 2010), consultants, sub-contractors, non-executive directors, secondees or employees on secondment (to and from the Company), night workers (for the purposes of the Working Time Regulations 1998), volunteers or workers (as defined in Section 230 of the Employment Rights Act 1996).

6.8                               Collective agreements

There is no, and never has been any, collective bargaining agreement or other arrangement (whether binding or not) between the Company and any trade union or other body representing its employees.

6.9                               Share options/incentive plans

The Company does not have and is not proposing to introduce any share incentive scheme, share option scheme or profit sharing bonus or other incentive scheme for any director, officer or employee.

6.10                        Absences

No Employee is currently absent from work or anticipated to be absent from work for any reason (including, without limitation, secondment, maternity, paternity, adoption, sickness, study leave or sabbatical) for a period of one month or more.

6.11                        Redundancy

The Company has no obligation to make any payment in redundancy in excess of the statutory redundancy payment, the Company has not operated any discretionary practice of making any such excess payments and there is no agreed procedure for redundancy selection.

6.12                        TUPE

No Employee has transferred, or will as a result of Completion transfer, into the employment of the Company by virtue of the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006.

6.13                        Change of control

There are no terms of employment or engagement of any person employed or engaged by the Company which provide that a change of control of the Company (however defined) shall entitle such person to any payment or benefit whatsoever or to treat himself as redundant or otherwise dismissed or released from any obligation to the Company and no person employed or engaged by the Company shall be entitled to treat such change of control as amounting to a breach of contract.

6.14                        Severance

All contracts between the Company and its Employees and Workers are terminable at any time on not more than three months’ notice without compensation (other than for unfair dismissal or a statutory redundancy payment) or any liability on the part of the Company other than wages, commission or pension.

7                                         Pension arrangements

7.1                               Save in relation to the Bupa Care Services Clerical Medical Group Personal Pension Plan with registration no. 00605489RQ, the Bupa Care Homes (BNH) Ltd (formerly Bupa Nursing Homes Ltd) Group Life Assurance Plan with registration number 00605489RQ and the Company’s participation in the National Employment Savings Trust which was established pursuant to the Pensions Act 2008  (together the “Plans”) of which full details are attached to or set out in the Disclosure Letter, there is not and has not been in operation, and no proposal has been announced to enter into or establish, any agreement or arrangement for the provision of Relevant Benefits (as defined below) or sickness or disability benefits for any person to which the Company is, has been, or will be a party. The Company has not contributed, and is not and will not become under any obligation to contribute, to any such agreement, and the Company has not provided such benefits on a voluntary basis.

For the purposes of this warranty, Relevant Benefits means any pension (including an annuity), lump sum, gratuity or other like benefit given or to be given on retirement or on death, or by virtue of a pension sharing order or provision, or in anticipation of retirement, or, in connection with past service, after retirement or death, or to be given on or in anticipation of or in connection with any change in the nature of the service of the employee in question.

7.2                               Full particulars of the Plans required to permit the Buyer to form a true and fair view of them, the benefits provided, or to be provided under it and the Company’s obligations in relation to them have been disclosed to the Buyer.  All documentation that has been provided in relation to the Plans is accurate in all material respects

7.3                               So far as the Seller is aware, the Plans comply with and have always been administered in accordance with all applicable legal and regulatory requirements including the provisions of their governing documentation.

7.4                               So far as the Seller is aware, the Company has always complied with applicable law relating to pensions including without limitation its auto-enrolment obligations pursuant to the Pensions Act 2008 and all contributions (including fees, premiums, charges and expenses of whatever nature) which are payable by the Company under the Plans have been duly made and remitted on time.

7.5                               No current or former employee of the Company has a right to require the early payment of any benefit previously provided under an occupational pension scheme prior to the transfer of his or her employment to the Company by operation of the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006.

7.6                               The Pensions Regulator has not issued to the Company a contribution notice or financial support direction under the Pensions Act 2004 and, so far as the Seller is aware, the there are no circumstances that could give rise to any such notice or direction being issued to the Company.

7.7                               So far as the Seller is aware, the Company has fully complied with any consultation obligations under law, including without limitation under the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, in connection with the changes made to the BUPA Care Services Clerical Medical Group Personal Pension Plan in January 2013. So far as the Seller is aware, all such changes have been validly legally effected and no written complaints or claims have been received from employees or former employees in respect of such changes.

7.8                               No undertaking or assurance has been given to any employee of the Company about the continuation of the Plans or any alteration to, increase or improvement of benefits provided under the Plans or the introduction of, or contribution towards, any new or alternative pension arrangement.

8                                         Information technology

8.1                               Definition

In this paragraph 8.1, unless the context otherwise requires:

Computer Systems means the computer equipment, software (including preparatory materials, user manuals and related documentation), ancillary equipment, network and telecommunications equipment, microprocessors, firmware, hardware, operating software, routers, hubs, servers, in each case owned, used, leased or licensed by the Company in relation to the Business and which are material to the Business;

Data Protection Laws means the Data Protection Act 1998 and the Privacy and Electronic Communications (EC Directive) Regulations 2003; and

IT Contracts means all arrangements and agreements under which any third party (including, without limitation, any source code deposit agents) provides any element of, or services relating to, the Computer Systems, including leasing, hire-purchase, licensing, maintenance and services agreements.

8.2                               Computer software used by the Company

(a)                                 Complete and accurate particulars of the Computer Systems and IT Contracts are set out and referred to in the Disclosure Letter.

(b)                                 The Company does not use any computer software other than standard off the shelf packages generally available to the public (Standard Software) and no Standard Software used by the Company has been materially modified.

(c)                                  The Company possesses all necessary licences and rights from third parties with respect to its use of the Computer Systems and, so far as the Seller is aware,  no licence terms have been breached.

(d)                                 The IT Contracts are valid and binding and, so far as the Seller is aware,  no act or omission has occurred which would, if necessary with the giving of notice or lapse of time, constitute a breach of any such contract.

(e)                                  None of the IT Contracts can be terminated in the event of any change in the underlying ownership or control of the Company and the Seller has no reason to believe that any IT Contracts will not be renewed on the same or substantially the same terms when they expire.

(f)                                   The Company has possession or control of the source code of all software in the Computer Systems, or has the right to gain access to such code under the terms of source code deposit agreements with the owners of the rights in the relevant software and reputable deposit agents (particulars of which are set out in the Disclosure Letter).

(g)                                  So far as the Seller is aware, the Computer Systems:

(i)                                     are functioning properly and in accordance with their applicable specifications;

(ii)           do not contain any software virus and have not within the last 12 months been infected by any software virus or accessed by any unauthorised person; and

(iii)          have been satisfactorily and regularly maintained and the Computer Systems have the benefit of appropriate maintenance and support agreements, complete and accurate particulars of which are set out in the Disclosure Letter.

8.3                               Back-up and System breakdowns

So far as the Seller is aware, in the last 12 months there has not been, in relation to the Computer Systems (or any elements thereof), any:

(a)                                 failures, breakdowns or corruption of any of the Computer Systems; or

(b)                                 breach of security or unauthorised access,

which have had a material adverse effect on the Company or caused material disruption, interruption or loss to the Business.

8.4                               Data security

The Company has taken reasonable precautions to preserve the availability, confidentiality and security of data stored on or transmitted by the Computer Systems.

8.5                               Data protection

(a)                                 So far as the Seller is aware, the Company has complied with the Data Protection Laws in relation to all personal data in respect of which the Company is a data controller (the Data) and, if the Company processes personal data as a data processor (Client Data), the Company has complied with all instructions from the data controller of such Client Data.

(b)                                 The Company has not received a notice or allegation from any relevant data protection supervisory authority, a data subject or other individual alleging non-compliance with the Data Protection Laws.

9                                         Intellectual property

9.1                               Definitions

In this paragraph 9, unless the context otherwise requires:

Company IPR means all Intellectual Property owned by the Company or used by the Company in connection with the Business

Technical Information means all designs, specifications, data sheets, calculations, methods, techniques, processes, discoveries, formulations, inventions, performance, pricing data and other manufacturing, engineering, technical, commercial and financial data and information relating to the Business, including (without limitation) any such data and information relating to the manufacture, sale, use and maintenance of products and services offered by the Company.

9.2                               Disclosure

Complete and accurate particulars (including any renewal dates) are included within the Disclosure Letter of:

(a)                                 all Intellectual Property in respect of which the Company is, or has applied to be, registered as proprietor; and

(b)                                 all other Intellectual Property which is either material for the carrying on of the Business or which is a material asset of the Company,

(c)                                  including (if any) copies of all licences and other agreements relating to such Intellectual Property

9.3                               Company IPR in full force and effect

(a)                                 The Company IPR is in full force and effect and no written notice of any application for cancellation, amendment, licence of right or compulsory licence has been received.

(b)                                 The Company IPR is either:

(i)                                     in the sole legal and beneficial ownership of the Company free from all Security Interests; or

(ii)                                  the subject of binding and enforceable licences from third parties in favour of the Company:

(A)                               of which none will terminate, or be liable to be terminated by the other party to such licence, by virtue of this Agreement, and of which no notice to terminate has been received;

(B)                               so far as the Seller is aware, all parties to which have fully complied with all obligations in those licences; and

(C)                               in relation to which, no written claim, dispute or proceeding has been received;

and in either case nothing has been done or omitted to be done whether by the Company or as far as the Seller is aware by any person who would jeopardise the validity, enforceability or subsistence of any intellectual property rights or any such licences.

(c)                                  The Company has not received any claim or opposition in writing from any person as to title, validity, enforceability or entitlement to the Company IPR and so far as the Seller is aware, no act, omission or event has occurred which would entitle any authority or person to cancel, forfeit or modify any Company IPR.  The Company IPR is valid, subsisting and enforceable.

(d)                                 The Company is not engaged in any litigation or other proceedings (whether legal or administrative) involving any of the Company IPR nor, so far as the Seller is aware, is any such litigation or other proceedings threatened nor are there any circumstances likely to give rise to any such proceedings, and as far as the Seller is aware no person has made any claim adverse to the continuing enjoyment by the Company of the Company IPR (including registering or applying for the registration of such Company IPR where it is capable of registration).

(e)                                  All application, renewal and other official statutory and regulatory fees and all professional advisers’ fees received by the Company before the date of this Agreement relating to the administration, protection and/or enforcement of the Company IPR have been duly paid and all steps have been taken for the maintenance and protection of such Company IPR.

(f)                                   No person is entitled to assert any moral or similar right in respect of any Company IPR and all such moral or similar rights have been irrevocably and unconditionally waived.

(g)                                  All matters suitable for protection by registration (whether as trade marks, designs, patents or otherwise) and all related material and information have been kept confidential until the appropriate applications to register them have been filed in all relevant territories.

(h)                                 No Company IPR can be terminated in the event of any change in the underlying ownership or control of the Company, or would be materially affected by such change.

9.4                               No disposals of Intellectual Property since the Accounts Date

Since the Accounts Date, the Company has not sold or otherwise disposed of any Intellectual Property owned or used by the Company.

9.5                               No infringement of Company IPR

So far as the Seller is aware, there is not currently, and within the past three years there has not been, any actual or threatened infringement (including misuse of confidential information) or misuse by any third party of any of the Company IPR.

9.6                               Licences out to third parties

The Company has not granted and is not obliged to grant any licences under any Company IPR and/or Technical Information and has not agreed to disclose any know-how or Technical Information to any person.

9.7                               Third party Intellectual Property

Save as disclosed in the Disclosure Letter, so far as the Seller is aware, the Company:

(a)                                 does not use any Intellectual Property in respect of which any third party has any right, title or interest;

(b)                                 has not been granted any licence or right under or in respect of any Intellectual Property and/or confidential information of a third party and has not manufactured, sold, supplied or developed anything which is the subject of any such Intellectual Property and/or confidential information, whether presently existing or (as far as the Seller is aware) applied for; and

(c)                                  by carrying on the Business in its ordinary course, is not and will not become liable to pay any royalty or like fee in connection with the use of any such third party Intellectual Property and/or confidential information.

9.8                               Corporate name

The Company does not use, or otherwise carry on its business under, any name other than its corporate name and its letters, invoices and order forms comply with all applicable legislation.

9.9                               Websites and domain names

(a)                                 Details of all domain names registered in the name of the Company are set out in the Disclosure Letter and all related maintenance and registration fees have been fully paid up to the Completion Date.

(b)                                 The Company does not use any domain names or operate from any websites that are not owned by the Company.

(c)                                  No permissions (whether formal or informal) have been granted by the Company to any third party to link to the Company’s website(s) and the Company has in place all necessary permissions, consents and authorisations to link the Company’s website(s) to any third party’s website(s).

10                                  Property matters and interests in land

10.1                        Definitions

In this paragraph 10, unless the context otherwise requires Actual Use means the identified use for each Property as set out in Schedule 7

10.2                        The Property

(a)                                 The Properties set out in schedule 7 comprise all the land owned, used or occupied by the Company.

(b)                                 The Company is in possession and actual occupation of each of the Properties on an exclusive basis, and the Company has not received any written claim alleging that a right of occupation or enjoyment has been acquired or is in the course of being acquired by any third party, and the Company has not granted, or agreed to grant, any right of occupation or enjoyment in respect of the Properties to any third party.

(c)                                  The information in schedule 7 is true, complete and accurate in all material respects.

(d)                                 The Company does not have any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in, or affecting, any land or buildings other than the Properties.

(e)                                  The Company does not have any actual or contingent liability in respect of any lease, licence or other interest in, or agreement relating, land apart from the Property (including, any previously-owned land and buildings).

(f)                                   In relation to each Lease, so far as the Seller is aware, the landlord and the Company has observed and performed in all material respects, all covenants, restrictions, stipulations and other encumbrances and there has not been (expressly or impliedly) any waiver of or acquiescence to any breach of them. No notice of any alleged breach has been received by the Company.

(g)                                  The unexpired residue of the term granted by each Lease is vested in the Company.

(h)                                 In relation to each Lease, all principal rent and additional rent and all other sums payable by the Company under each Lease (“Lease Sums”) have been paid as and when they became due and no Lease Sums have been set off or withheld or commuted, waived or paid in advance of the due date for payment.

10.3                        Disputes relating to the Property

(a)                                 The Company has not received written notice that either of the Properties is affected by any outstanding disputes, notices or complaints which materially affect the current use of the Property.

(b)                                 So far as the Seller is aware, no written notices, complaints or requirements have been issued or made formally by any competent authority or undertaking exercising statutory or delegated powers in relation to any of the Properties, the Actual Use of the Properties or any machinery, plant or equipment in them, and there is no matter or circumstance which could lead to any such notice, complaint or requirement being issued or made.

11                                  Environmental

11.1                        In this paragraph the following definitions shall apply:

Environment means the environment as defined in section 1(2) of the Environmental Protection Act 1990 together with all or any living organisms and ecosystems.

Environmental Consent means any certificate, consent, approval, allowance, permit, licence, authorisation, registered exemption, registration or permission and any related variation, amendment or modification required under any Environmental Law.

Environmental Law means all international, EU, national, federal, state or local statutes, by-laws, orders, regulations or other law or subordinate legislation or common law, all orders, ordinances, decrees or regulatory codes of practice, circulars, guidance notes, agreements with regulators or industry bodies, and equivalent controls which have as a purpose or effect the protection or prevention of harm to the Environment or relate to Environmental Matters which are binding in relation to either of the Properties or the Company in the relevant jurisdiction in which the Company has been or is operating on or before Completion.

Environmental Matters means all matters relating to the pollution or protection of the Environment including: the prevention of harm to human health and safety; pollution or contamination of the Environment; Hazardous Substances (including any deposit, disposal, storage, possession, spillage, leakage, transport, release, escape or emission of or exposure to Hazardous Substances and the use of and restriction of use of any Hazardous Substances in any product); the creation or existence of any noise, vibration, odour, radiation, common law or statutory nuisance or other adverse impact on the Environment; the condition, protection, maintenance, remediation, reinstatement, restoration or replacement of the Environment or any part of it; Producer Responsibility; the maintenance and operation of equipment which may impact upon the Environment; and/or the generation and/or use and/or consumption of energy.

Hazardous Substance means any substance which is capable of causing harm or having a negative impact on the Environment and includes waste (and any packaging waste).

Producer Responsibility means the legal, physical and/or economic responsibility borne under Environmental Law by manufacturers, importers, distributors and/or sellers of products, including in relation to the upstream impacts relating to the selection of materials and/or Hazardous Substances for the products and the downstream impacts from the use and disposal of the products.

11.2                       Consents

(a)                                 The Company holds and complies with all material Environmental Consents and so far as the Seller is aware, the Company has obtained and complied in all material respects with the terms and conditions of all material Environmental Consents previously; and

(b)                                 The Company has not received any notice of any facts or circumstances and, so far as the Seller is aware, there are no facts or circumstances that may lead to the revocation, modification or suspension of, or that may prejudice or require material expenditure or work for the renewal, extension, grant or transfer of, or compliance with any current Environmental Consents relating to the Company.

11.3                        Liability

(a)                                 So far as the Seller is aware, the Company complies, and has at all times complied in all material respects, with all Environmental Laws and, so far as the Seller is aware, there are no facts or circumstances which prevent compliance in all material respects by the Company and/or either of the Properties with any Environmental Laws.

(b)                                 No civil, criminal, arbitration or administrative actions, claims, proceedings, notices (whether remediation, improvement or otherwise), prosecutions, complaints, investigations, enforcements or suits have been made or threatened in writing against the Company and/or any Property arising from or relating to Environmental Consents or Environmental Law in the last 3 years and so far as the Seller is aware, there are no such civil, criminal arbitration or administrative actions, claims, proceedings, notices, prosecutions, complaints, investigations, enforcements or suits pending or threatened and so far as the Seller is aware there are no facts or circumstances which are likely to lead to such actions, claims, proceedings, notices, prosecutions, complaints, investigations, enforcements or suits.

(c)                                  Material issues which were actually revealed by any material inspection or any material report relating to Environmental Matters and the Company, its business, its operations and/or either of the Properties which were actually carried out in the last five years and are in the possession of the Company have been Disclosed in the Data Room.

(d)                                 True and complete copies of any material outstanding contractual obligation (if any) on the Company that is outside of the ordinary course of business of the Company and which relates to Environmental Matters have been Disclosed in the Data Room.

12                                  Litigation, disputes and investigations

12.1                        Apart from the collection of debts in the ordinary course of the business the Company is not engaged in any capacity in any litigation, arbitration, mediation, prosecution, administrative, criminal or regulatory proceedings, or other legal proceedings or alternative dispute resolution or in any proceedings or hearings before any Authority; no such matters are, so far as the Seller is aware, pending or threatened.

12.2                        There is no outstanding investigation, judgment, order, decree, arbitral or mediation award or decision of any court, tribunal, arbitrator, governmental department or authority against the Company which is still in force, nor, so far as the Seller is aware, are there any facts or circumstances which may give rise to it becoming subject to such an order or judgment.

12.3                       As far as the Seller is aware, there are no facts or circumstances likely to give rise to any litigation, arbitration, mediation, administrative, criminal or regulatory proceedings against the Company or any person for whose acts it may be liable. The Company has not received any notice alleging or threatening such proceedings.

13                                  Insurance

13.1                        Details of insurance cover

(a)                                 The Company maintains, and at all material times has maintained, adequate insurance cover (Policies and each a Policy) against all risks normally insured against by companies carrying on a similar business.

(b)                                 Copies of all Policies maintained by the Company or in respect of which it has an insured interest and currently in force are referred to in the Disclosure Letter.

(c)                                  The Policies are valid and enforceable and all premiums due in respect of the Policies have been paid. None of the Policies will cease to be available as a result of Completion.

13.2                        Claims made

(a)                                 Details of all claims made by the Company under any insurance policy in the last 24 months are set out in the Disclosure Letter.  So far as the Seller is aware, there are no outstanding claims or circumstances likely to give rise to a claim under the Policies or which would be required to be notified to the insurers and nothing has been done or omitted to be done which has made or could make any Policy void or voidable or as a result of which the renewal of any Policy might be refused or the premiums due in respect of them may be liable to be increased.

(b)                                 There are no claims outstanding or threatened, or so far as the Seller is aware, pending, against the Company which are not fully covered by insurance.

14                                  Compliance and regulatory

14.1                        EU/competition matters

(a)                                 So far as the Seller is aware, the Company conducts and has conducted the Business in accordance with the requirements of all Competition Laws applicable to the Business, and is not engaged in any agreement, arrangement, practices or conduct which amount to, or which if conducted, implemented or put into effect in the United Kingdom would amount to, an infringement of the prohibitions of the Competition Law of any jurisdiction in which the Company conducts business, and so far as the Seller is aware, no Director or any employee of the Company is engaged in any activity which is or which if conducted in the United Kingdom would be an offence under the Enterprise Act 2002 or which is an offence or infringement under any such Competition Law.

(b)                                 The Company is not the subject of any investigation, inquiry or proceedings by the Office of Fair Trading, the Competition Commission, Monitor, or the European Commission (or any other national competition authority) in connection with any actual or alleged infringement of any of the prohibitions of the Competition Law of any jurisdiction in which the Company conducts business.

(c)                                  No such investigation, inquiry or proceedings as mentioned in preceding paragraph have been threatened or, so far as the Seller is aware, are pending and as far as the Seller is aware, there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

(d)                                 The Company is not subject to any existing or pending decisions, judgments, orders or rulings of the Office of Fair Trading, the Competition Commission, or the European Commission or any relevant government body, agency or authority responsible for enforcing the Competition Law of any jurisdiction in which the Company conducts business.

(e)                                  Neither the Company is in receipt of any payment, guarantee, financial assistance or other aid from the government or any state body which was not, but should have been, notified to the European Commission under Article 108 of the Treaty on the Functioning of the European Union for decision declaring such aid to be compatible with the common market.

(f)                                   For the purposes of paragraph 14.1 the term Competition Law means any applicable laws, regulations or rules of any jurisdiction dealing with or relating to any of the following: restrictive or other anti-competitive agreements, decisions or concerted practices between undertakings (including, but not limited to cartels, price fixing, resale price fixing, market sharing, bid rigging, restrictive provisions in terms of trading, purchase or supply agreements and other commercial agreements and restrictions of competition contained in or arising from joint venture agreements);  abuse of a dominant position by one or more undertakings; monopolies; other anti-competitive behaviour; and acquisition or merger situations or concentrations; and including also rules concerning state aid, public procurement and anti-dumping.

14.2                        Compliance with laws and regulations

(a)

(i)                                     The Company has not received notice that it is in violation of, or in default with respect to, any statute or regulation, order, decree, or judgment of any court or any governmental agency.

(ii)                                  So far as the Seller is aware, the Company is not liable for any criminal, illegal, unlawful or unauthorised act or breach of any obligation or duty whether imposed by or pursuant to applicable law or otherwise.

(iii)                               The Company has not received any written claim that it has committed or is liable for, any criminal, illegal, unlawful or unauthorised act or breach of any obligation or duty whether imposed by or pursuant to applicable law or otherwise.

(b)                                 So far as the Seller is aware, no director or officer of the Company has committed or is liable for, and no written claim has been made to the Company that any such person has committed or is liable for, any material criminal, illegal, unlawful or unauthorised act or breach of any obligation or duty whether imposed by or pursuant to applicable law or otherwise in relation to the business or affairs of the Company.

(c)                                  The Company conducts and has conducted the Business in accordance with the material requirements of all applicable laws, statutes, regulations, government orders and by-laws relevant to the Business.

14.3                        Anti-corruption

(a)                                 For the purposes of this paragraph Corruption Laws means all laws in connection with bribery and corruption, including without prejudice to the generality of the foregoing the: Bribery Act 2010 and, in relation to conduct prior to the said Act being brought into force, the United Kingdom Public Bodies Corrupt Practices Act 1889 and the Prevention of Corruption Act 1906.

(b)                                 Neither the Company nor any of its officers, employees, directors or agents has at any time engaged in any activity, practice or conduct relating to the Company which would constitute an offence under any Corruption Laws.

14.4                        Constitutional and the Seller

(a)                                 No shares of the Company have been issued and no transfer of shares in the Company has been registered, except in accordance with applicable law and the then applicable articles of association or other constitutional documents of the Company;

(b)                                 No transaction at an undervalue (within the meaning of Section 423 of the Insolvency Act 1986) (a) relating to any of the shares of the Company or (b) to which the Company has been a party, has been effected prior to the date of this Agreement.

(c)                                  The Company has not at any time:

(i)                                     issued any loan capital;

(ii)                                  reduced its share capital;

(iii)                               redeemed any share capital;

(iv)                              purchased any of its shares; or

(v)                                 forfeited any of its shares (or taken a surrender in lieu of any forfeiture).

(d)                                 No person is or has been a shadow director (within the meaning of section 251 CA 2006) of the Company.

(e)                                  The Company does not have, nor has it agreed to acquire, any interest in any undertaking or in the share capital of any body corporate.

(f)                                   The Company does not reside, operate or have any branch, agency, place of business or establishment outside England and Wales.

14.5                        Registers and minute books

(a)                                 All registers and minute books required by law to be kept by the Company have, in all material respects, been properly written up and the Company has not received any application or request for rectification of its statutory registers or any notice or allegation that any of them is incorrect.

(b)                                 Complete and accurate copies of all registers and minute books kept by the Company have been made available to the Buyer.

(c)                                  All documents which should have been delivered by the Company to the Registrar of Companies in England and Wales are complete and accurate and have been properly so delivered in accordance with the CA 2006.

14.6                        Details concerning the Company

(a)                                 The Company is a private company limited by shares duly incorporated in England and Wales.

(b)                                 The information in schedule 1 is accurate and complete and not misleading because of any omission.

15                                  Insolvency

15.1                        No order has been made and no resolution has been proposed or passed for the winding up of the Company or for a provisional liquidator to be appointed in respect of the Company and no petition has been presented for the purpose of winding up the Company and the Company has not been a party to any transaction which could be avoided in a winding up.

15.2                        No administration order has been made in respect of the Company or any of its assets and no petition or other application to the court for such an order has been presented or made and so far as the Seller is aware no administrator has been appointed (or notice of intention so to appoint filed in court) in respect of the Company.

15.3                        No receiver (which expression shall include an administrative receiver) has been appointed in respect of the Company or in respect of all or any material part of its assets.

15.4                        No voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of the Company and the Company has not made or proposed any arrangement or composition with its creditors or any class of them.

15.5                        The Company is not insolvent, has not failed nor is unable to pay, nor has no reasonable prospect of being unable to pay, any of its debts as they fall due, within the meaning of section 123 of the Insolvency Act 1986.

15.6                        No steps have been taken to obtain a moratorium under Schedule A1 of the Insolvency Act 1986 or otherwise in respect of the Company.

15.7                        No distress, execution or other process has been levied or threatened on the Company’s assets or action taken to repossess goods in the possession of the Company.

15.8                        No unsatisfied judgment is outstanding against the Company and no demand has been served on the Company under section 123(1)(a) of the Insolvency Act 1986.

15.9                        No meeting to approve a compromise or scheme of arrangement under the CA 2006 has been convened and no such compromise or scheme has been agreed to or sanctioned in respect of the Company.

Schedule 5

Limitations on the Seller’s liability

1                                         Interpretation

1.1                               In this schedule, unless the context otherwise requires:

Claims means all and any Warranty Claims and claims under the Tax Covenant (provided that references to Claims in paragraphs 4.1, 4.3, 4.4, 6, 7, 8 and 9 do not include any claims under the Tax Covenant or the Tax Warranties to which the provisions of schedule 8 (Taxation) apply)

Expenses means reasonable and proper legal costs and expenses

Third Party Claim means any Claim which arises as a result of, or in connection with any claim by, or alleged liability to, a third party

2                                         Maximum liability

The maximum aggregate liability of the Seller for all Claims will not exceed 100% of the Purchase Price (as adjusted).

3                                         Small claims and threshold

3.1                               The Seller will not be liable for any individual Claim unless the amount of such liability, following application of the other provisions of this schedule, exceeds £12,000 (an Excluded Claim).

3.2                               For the purposes of paragraph 3.1, Warranty Claims of any value arising from the same subject or consequent on or attributable to one source or original cause will be aggregated.

3.3                               Subject to paragraph 3.1, the Seller will not be liable for any Claim unless the aggregate liability for all Claims, following application of the other provisions of this schedule, exceeds £105,000 in which case the Seller will, subject to the other provisions of this schedule, be liable for the whole of such amounts and not just the excess of such amounts over £105,000.

4                                         Time limits

4.1                               If the Buyer becomes aware of a matter or circumstance which is likely to give rise to a Claim, the Buyer shall serve notice of a Claim on the Seller specifying in reasonable detail (to the extent then known to the Buyer) the nature of the Claim and, so far as is practicable, the amount claimed in respect of it as soon as reasonably practicable after it becomes aware of that matter or circumstance.  Any failure by the Buyer to give notice as contemplated by this clause shall not prevent the Buyer from making any Claim arising from that circumstance but the Seller shall not be liable for any losses or liabilities incurred to the extent that they are increased as a result of such failure.

4.2                               The Seller will cease to be liable:

(a)                                 for any Claim under the Tax Warranties or under the Tax Covenant unless such Claim is notified to the Seller on or before the seventh anniversary of the Completion Date; and

(b)                                 for any other Claim unless such Claim is notified to the Seller on or before 18 calendar months from the Completion Date.

4.3                               A Claim notified in accordance with paragraph 4.1 and not satisfied, settled or withdrawn will be unenforceable against the Seller on the expiry of the period of 12 months starting on the day of notification of the Claim, unless proceedings (including particulars of claim) in respect of such Claim have been both issued and validly served on the Seller within that period.

4.4                               The Buyer will not be prevented by paragraphs 7.1(e) (General limitations) from notifying pursuant to paragraph 4.1 a Claim to which that paragraph applies.  If any such Claim is notified within the applicable time limit in paragraph 4.1 then the 12 month period in paragraph 4.3 will commence on the day on which paragraph 7.1(e) ceases to prevent the Buyer taking any further steps to pursue the relevant Claim.

5                                         Disclosed matters

The Seller will not be liable for any Claim and accordingly no Claim may be brought if it is a Warranty Claim to the extent that it arises out of or in connection with any fact, matter or circumstance fairly disclosed in accordance with clause 8.2.

6                                         Buyer’s knowledge

The Seller will not be liable for any Claim to the extent that the Claim arises out of or in connection with any fact, matter or circumstance which is within the actual knowledge of the Buyer at the date of this Agreement and where the Buyer is actually aware as at the date of this Agreement that such fact, matter or circumstance would give rise to a Claim.

7                                         General limitations

7.1                               The Seller will not be liable for any Claim to the extent that:

(a)                                 the Buyer or the Company or any member of the Buyer’s Group actually recovers against any loss or damage relating to the Claim under the terms of any insurance policy for the time being in force at the date of this Agreement;

(b)                                 the amount of the Claim has been clearly provided for or specifically noted in the Accounts or the Management Accounts by reference to a specific amount or provision;

(c)                                  it has been taken into account in the Completion Cash / Debt Statement or the Completion Working Capital Statement;

(d)                                 the Claim arises wholly or partly out of or in connection with, or the amount of the Claim is increased by:

(i)                                     any voluntary act, omission, transaction or arrangement carried out with the prior written consent of the Buyer or any member of the Buyer’s Group or any of their respective officers, employees or agents before or at Completion;

(ii)                                  any voluntary act, omission, transaction or arrangement of the Buyer (excluding in connection with this Agreement or any Transaction Document or arising from the implementation of this Agreement or any Transaction Document) or the Company or any member of the Buyer’s Group or any of their respective officers, employees, agents or successors in title after Completion which:

(A)                               is outside the ordinary course of the relevant company’s business and which is not pursuant to a legally binding obligation entered into on or before Completion; and

(B)                               the Buyer or the Company or any member of the Buyer’s Group or any of their respective officers or employees knew or reasonably ought to have known would or might give rise to a Claim;

(iii)          any reorganisation or change in ownership of the Buyer or any member of the Buyer’s Group after Completion;

(iv)                              the disposal by the Buyer or the Company of any asset after Completion;

(v)                                 the passing of a resolution for the winding up of the Company after Completion;

(vi)                              any:

(A)                               passing of or change in any statutory or other binding or advisory legislative or regulatory provision after the date of this Agreement;

(B)                               publication or withdrawal of any decision of the Courts or any other relevant regulatory authority after the date of this Agreement; or

(C)                               withdrawal after the date of this Agreement of any extra statutory or other concession previously made by or any change in practice of the Inland Revenue or other taxation or regulatory authority or any increase in the rates of Tax in force at the date of this Agreement,

(vii)         any change after the date of this Agreement in the principles, policies or methods used in the preparation of the audited accounts of the Company, save for any changes required because of a change in law or generally accepted accounting principles;

(viii)                        any change on or after Completion to the accounting reference date of the Company;

(e)                                  the Claim in question relates to a contingent, future or unascertainable loss or liability suffered or incurred by the Buyer, provided that the Buyer shall not be prevented from bringing such a Claim if the Buyer actually suffers the loss or incurs the liability in question; or

(f)                                   the loss or liability to which the Claim relates has been or is made good or otherwise compensated for at no expense to the Buyer or any member of the Buyer’s Group.

8                                         Subsequent recovery from a third party

8.1                               If:

(a)                                 the Seller makes a payment in respect of a Claim (a Damages Payment);

(b)                                 within 12 months of the making of such payment the Company or the Buyer receives any sum other than from the Seller which would not have been received but for the matter or circumstance giving rise to the relevant Warranty Claim (the Third Party Sum);

(c)                                  the receipt of the Third Party Sum was not taken into account in calculating the Damages Payment; and

(d)                                 the aggregate of the Third Party Sum and the Damages Payment exceeds the amount required to compensate the Buyer or the Company (as the case may be) in full for the matter or circumstance which gave rise to the relevant Claim (such excess being the Excess Recovery),

8.2                               the Buyer shall, promptly following receipt of the Third Party Sum by it or the Company, repay to the Seller an amount equal to the lower of (i) the Excess Recovery and (ii) the Damages Payment, after deducting (in either case) all costs incurred by the Buyer or the Company in recovering the Third Party Sum.

9                                         Claims by third party

9.1                               If a Third Party Claim arises the Buyer:

(a)                                 shall notify the Seller of the Third Party Claim within 10 Business Days of the Buyer or Company becoming aware of the Third Party Claim, and in any event prior to taking any material step to defend the Third Party Claim or to compromise, settle or waive any right in relation to the Third Party Claim;

(b)                                 shall provide the Seller with such information as the Seller may reasonably require relating to the Third Party Claim (other than any information or document which is protected by legal professional privilege or litigation privilege) and shall keep the Seller informed of any material development in the conduct of the Third Party Claim; and

(c)                                  shall not (and shall procure that the Company and each member of the Buyer’s Group do not) compromise, settle or waive any right or admit any liability in relation to that Third Party Claim without consulting with the Seller in good faith with a view to reaching agreement, although, for the avoidance of doubt, the final decision in respect of all relevant matters shall rest with the Company.

10                                  Duty to mitigate

Nothing in this Agreement will be deemed to relieve the Buyer from its common law duty to mitigate its loss.

11                                  No double recovery

Neither the Buyer nor any member of the Buyer’s Group will be entitled to recover damages or any other amount in respect of any Claim or otherwise obtain reimbursement or restitution more than once in respect of the same matter, loss or liability and for this purpose any payment by the Seller under the Tax Covenant will be deemed to satisfy any Claim in respect of the same matter and vice versa.

12                                  No reliance on statements

The Buyer shall not make any claim against the Seller in respect of any warranty, representation, indemnity, covenant, undertaking or otherwise arising out of or in connection with the sale of the Shares except where it is expressly contained in this Agreement.  The Buyer confirms that it has not relied upon or been induced to enter into this Agreement by any warranty, representation, indemnity, covenant or undertaking given by any person which is not expressly contained in this Agreement.

13                                  Remedies and rescission

13.1                        After Completion, the sole remedy of the Buyer for any breach of the Warranties will be an action for damages.

13.2                        The Buyer will not be entitled to rescind or terminate this Agreement in any circumstances whatsoever after Completion.

13.3                        The provisions of this schedule will remain in full force and be fully applicable to all circumstances and, in particular, will not be discharged by any breach of this Agreement.

13.4                        Notwithstanding any other provision, nothing in this schedule limits the rights of the Buyer in respect of fraud, fraudulent misrepresentation or under the Unfair Contract Terms Act 1977.

14                                  Application to third parties

Any third party that is entitled under the terms of this Agreement to claim against the Seller will be subject to the provisions of this schedule as if it were the Buyer.

15                                  Reduction in Consideration

Any payment made by the Seller in respect of any Claim will take effect as a reduction in the Purchase Price.

Schedule 6

Buyer’s Warranties

1                                         The Buyer is a company of good standing duly incorporated under the laws of Delaware, United State of America and has the requisite power and authority to enter into and perform, and has taken all necessary corporate action to authorise the execution and performance of, its obligations under this Agreement and any other Transaction Document to which it is a party.

2                                         The Guarantor is a company of good standing duly incorporated under the laws of Delaware, United State of America and has the requisite power and authority to enter into and perform, and has taken all necessary corporate action to authorise the execution and performance of, its obligations under this Agreement and any other Transaction Document to which it is a party.

3                                         This Agreement constitutes, and the other Transaction Documents executed or to be executed by the Buyer and the Guarantor will, when executed, constitute valid and binding obligations of the Buyer and the Guarantor enforceable in accordance with their respective terms.

4                                         The execution, delivery and performance by the Buyer of this Agreement and each Transaction Document will not:

(a)                                 breach any provision of the constitutional documents of the Buyer;

(b)                                 breach or constitute a default under any agreement or arrangement to which it is a party or by which it is bound;

(c)                                  breach any applicable laws or regulations, or any orders, judgements or decrees of any court, governmental agency or regulatory body.

5                                         The Buyer and the Guarantor have obtained all consents, approvals and authorisations necessary from all relevant Authorities to execute and perform its obligations under this Agreement and all the other Transaction Documents.

6                                         In relation to the Buyer and the Guarantor:

(a)                                 no order has been made and no resolution has been proposed or passed for the winding up of or for a provisional liquidator to be appointed in respect of any of them and no petition has been presented for the purpose of winding up any of them;

(b)                                 no administration order has been made in respect of any of them and no petition or other application to the court for such an order has been presented or made and no administrator has been appointed (or notice of intention so to appoint filed in court) in respect of any of them;

(c)                                  no receiver (which expression shall include an administrative receiver) has been appointed in respect of any of them or in respect of all or any material part of their respective assets;

(d)                                 no voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of any of them;

(e)                                  no distress, execution or other process has been levied or threatened in respect of any of their respective assets.

7                                         The Buyer has available cash or loan facilities which will at Completion provide in immediately available funds the necessary cash resources to meet its obligations under this Agreement and, in the case of loan facilities, they involve no material pre-conditions and the Buyer will be able to satisfy all conditions of drawdown to such loan facilities at or before Completion.

Bird & Bird LLP comments – 03 December 2013

Subject to Contract

Schedule 7

The Properties

Leasehold Properties

No.	Description	Proprietor	Date of lease	Parties to lease	Term	Occupier(s)	Actual use

1	Unit 7, Castle Hill Industrial Park, Horsfield Way, Bredbury, Stockport	Aviva Staff Pension Trustee Limited	18 May 2007	(1) The Company (2) Aviva Staff Pension Trustee Limited	10 years	The Company	Storage and distribution

2	Unit 3B, Castle Hill Industrial Park, Horsfield Way, Bredbury, Stockport	Ropemaker Properties Limited (CRN 00759094)	17 July 2013	(1) The Company (2) Ropemaker Properties Limited	5 years	The Company	Storage and distribution

Schedule 8

Taxation

Part 1 - General

1                                         Interpretation

1.1                               In this schedule (unless the context otherwise requires):

Accounting Period means an accounting period for the purposes of corporation tax (being an accounting period, the start, end and duration of which is determined in accordance with Chapter 2, Part 2 CTA 2009)

Accounts Relief means any relief to the extent to which it is included as an asset in the Relevant Accounts or is taken into account in computing (and reducing or eliminating) the provision for deferred tax in the Relevant Accounts

Actual Tax Liability means a liability, or an increase in a liability, to make or suffer an actual payment of Taxation whether or not such liability or increased liability is discharged prior to Completion

Available Loss means the aggregate of the amounts described in section 99 CTA 2010 which in an Accounting Period of a Surrendering Company are potentially available for surrender by the Surrendering Company under the Group Relief Provisions

Buyer’s Group means the Buyer and any company which either is or becomes after the date of Completion or has within the six years prior to the date of Completion been treated as a member of the same group of companies as, or otherwise associated or connected in any way with, the Buyer for any Tax purpose

Buyer’s Relief means any:

(a)                                 Accounts Relief;

(b)                                 Post-Completion Relief; and

(c)                                  any relief arising to the Buyer’s Group (other than the Company)

CAA 2001 means the Capital Allowances Act 2001

CTA 2009 means the Corporation Tax Act 2009

CTA 2010 means the Corporation Tax Act 2010

Deemed Tax Liability means:

(a)                                 the use or set off of a Buyer’s Relief in circumstances where but for such use or set off the Company would have an Actual Tax Liability in respect of which the Seller would but for such use or set off have been liable under the Tax Covenant, in which event the amount of the Deemed Tax Liability shall be the amount for which the Seller would have been liable under the Tax Covenant in respect of such Actual Tax Liability but for such use or set off

(b)                                 the loss of an Accounts Relief in which event the amount of the Deemed Tax Liability shall be:

(i)                                   where the relief that is subject of the loss is a deduction from, or credit or offset against, Tax, the amount of that relief so lost;

(ii)                                where the relief that is the subject of the loss is a deduction from or offset against income, profit or gains, the amount of Tax which but for such loss would have been saved by virtue of the relief so lost;

(iii)                             where the relief that is subject of the loss is a repayment of tax, the amount of the repayment that would have been obtained but for the loss

Demand means any assessment, notice, letter, demand or other document issued or action taken by or on behalf of any Tax Authority or any form of return, computation, account, other document or self-assessment required by law from which it appears that the Company is subject to, or is sought to be made subject to, or will or might become subject to, any Tax Liability (including but not limited to the imposition or withholding of or on account of any Tax or any amount in the nature of Tax)

Event means any event, occurrence, transaction, circumstance, act or omission including the death or winding up or dissolution of any person and being, or ceasing to be, a member of a group or under the control of any person for the purposes of any Taxation, being or ceasing to be resident in any jurisdiction for the purposes of any Tax, the execution of this Agreement and Completion

FA means the Finance Act

Group Relief has the meaning given to that expression by section 97 CTA 2010

Group Relief Provisions means Part 5 CTA 2010

ICTA means the Income and Corporation Taxes Act 1988

IHTA means the Inheritance Tax Act 1984

ITA means the Income Tax Act 2007

ITEPA means the Income Tax (Earnings and Pensions) Act 2003

loss means, in relation to a relief, the loss, reduction, unavailability, modification, claw-back, counteraction, non-existence, disallowance or cancellation of or failure to obtain all or part of that relief or its utilisation or set-off by any person other than a member of the Buyer’s Group and “lost” shall be construed accordingly

Payment Regulations means the Corporation Tax (Instalment Payments) Regulations 1998

Post-Completion Relief means any relief which arises in respect of an Event occurring, or a period beginning, after Completion or in respect of the period beginning before and ending after Completion, to the extent that it is apportioned on a time basis to the part of such period after Completion

Relevant Accounts means the Completion Cash / Debt Statement and the Completion Working Capital Statement

Relevant Accounts Date means the Completion Date

Relevant Surrender means:

(a)                                 the surrender of any trading losses and/or any other amounts eligible for surrender by way of Group Relief (pursuant to the provisions of Part 5 CTA 2010)

(b)                                 the surrender of a tax refund relating to an accounting period within the meaning of Chapter 4, Part 22 CTA 2010 and/or

(c)                                  any notional or other transfer of any asset or any reallocation of a gain or loss, as the case may be, or any reallocation of a chargeable realization gain in accordance with the provisions of section 171A TCGA, 179A TCGA or sections 792 and 793 CTA 2009, respectively relief means any loss, allowance, exemption, set-off, deduction, credit, refund, any Group Relief or other relief from or relating to any Taxation or to the computation of income, profits or gains for the purpose of any Taxation and any right to a repayment of Taxation

Seller’s Group means the Seller and any company (other than the Company) which either is or becomes after the date of Completion or has within the six years prior to the date of Completion been treated as a member of the same group of companies as, or otherwise associated or connected in any way with, the Seller for any Tax purpose

Surrendering Company means the Seller and any company (other than the Company) which is a member of the same group (for the purpose of the Group Relief Provisions) as the Seller

Tax or Taxation means:

(a)                                 any form of tax and any levy, duty, contribution, impost, deduction or withholding in the nature of tax whenever created or imposed but excluding uniform business rates, council tax, landfill tax and any other waste disposal tax or duty and whether directly or primarily chargeable against, recoverable from or attributable to the Company or any other person; and

(b)                                 all surcharges, interest, penalties and fines in respect of, any Taxation falling within paragraph (a) of this definition or which arise as a result of the failure to pay any Taxation on the due date or to comply with any obligation imposed by law relating to Taxation

Tax Authority means any authority, body or person, whether of the United Kingdom, part of the United Kingdom or elsewhere, competent to impose, assess or collect any Taxation

Tax Covenant means paragraph 1 of part 2

Tax Liability means any Actual Tax Liability, any Deemed Tax Liability and any other liability referred to in the Tax Covenant

Tax Warranties means the warranties and representations set out in part 3

TCGA means the Taxation of Chargeable Gains Act 1992

TIOPA means the Taxation (International and Other Provisions) Act 2010

TMA means the Taxes Management Act 1970

VATA means the Value Added Tax Act 1994

1.2                               In this schedule (unless the context otherwise requires):

(a)                                 references to any income, profits or gains earned, accrued or received on or prior to a given date or time or by reference to or in respect of a specified period, shall include income, profits or gains which are deemed or treated, for the purposes of the Tax in question, as being, or having been, earned, accrued or received on or before that date or time or in respect of that period, as the case may be;

(b)                                 references to any Event occurring or having occurred on or prior to a given date or time or by reference to or in respect of a specified period, shall include any Event which is deemed or treated, for the purposes of the Tax in question, as occurring, or as having occurred on or before that date or time or in respect of that period, as the case may be;

(c)                                  references to parts are references to parts of this schedule and references to a paragraph shall, unless otherwise stated, be to a paragraph of this schedule;

(d)                                 references to any law of the United Kingdom shall be read and construed as also meaning any law of any other jurisdiction that has an equivalent purpose;

(e)                                  reference to any statute shall include any supplementary, subordinate or amending legislation and any consolidating or rewritten legislation;

1.3                               In determining for the purposes of this schedule whether a charge on or power to sell, mortgage or charge any of the shares in or assets of the Company exists at any time, the fact that any amount of Taxation is not yet payable or may be paid by instalments shall be disregarded and such amount of Taxation shall be treated as becoming due and the charge or power to sell, mortgage or charge as arising on the date of the transfer of value or other Event on or in respect of which it becomes payable or arises.

2                                         Limitations

2.1                              The Seller shall not be liable under the covenant contained in paragraph 1 of part 2, or for breach of any Tax Warranty, in respect of any Tax Liability to the extent that:

(a)                                 provision or reserve is made for such Tax Liability in the Relevant Accounts; or

(b)                                 such Tax Liability was discharged on or before the Relevant Accounts Date and such payment or discharge was taken into account in the preparation of the Relevant  Accounts; or

(c)                                  any relief (other than a Buyer’s Relief) is available (or is made available at no cost to the Company) to the Company to reduce or eliminate the Tax Liability; or

(d)                                 such Tax Liability would not have arisen but for a voluntary transaction, action or omission carried out or effected by any member of the Buyer’s Group or the Company at any time after Completion except that this exclusion shall not apply where such transaction, action or omission:

(i)                                     is required by any legislation or other statutory requirement or published practice of any Tax Authority in force before Completion;

(ii)                                  is carried out or effected pursuant to a legally binding obligation of the Company entered into on or before Completion;

(iii)          is carried out in the ordinary course of business of the Company; or

(iv)                              is carried out with the written agreement or at the written request of the Seller; or

(e)                                  such Tax Liability arises or is increased as a result of:

(i)                                     any change in the rates of Taxation; or

(ii)                                  any change in legislation, regulation or directive; or

(iii)                               any change in the published practice, or published concession operated by, any Tax Authority;

(iv)                              any change in the interpretation of any law;

in each case taking effect after Completion; or

(f)                                   such Tax Liability arises as a result of a change to the date to which the Company makes up its accounts or changing any of its accounting policies or practices, in either case, after Completion, but excluding any change required to comply with any law or generally accepted accounting practices or principles applicable to the Company and in force at Completion; or

(g)                                  such Tax Liability arises as a result of or would not have arisen but for:

(i)                                     the failure or omission by the Company after Completion (other than at the written request of the Seller) to make any claim, election, surrender or disclaimer or to give any notice or consent in circumstances where the making, giving or doing of which was permitted by law and is taken into account in computing the provision for Tax or deferred tax in the Relevant Accounts provided that:

(A)                               the claim, election, surrender or disclaimer is prepared by the Seller under paragraph 8.1; or

(B)                               the claim, election, surrender or disclaimer is requested by the Seller under paragraph 8.7; or

(C)                               full details of the claim, election, surrender or disclaimer are included in the Disclosure Letter; or

(D)          full details of the claim, election, surrender or disclaimer are notified in writing to the Buyer at least 20 Business Days before such claim, election, surrender or disclaimer, notice or consent was required to be made, given or done; or

(ii)                 the withdrawal or amendment by the Company after Completion (other than at the written request of the Seller) of any claim, election, surrender, disclaimer, notice or consent made, given or done, as the case may be, by the Company prior to Completion; or

(iii)                any claim, election, surrender, disclaimer, notice or consent made by the Company after Completion (other than at the written request of the Seller), the making or doing of which was not taken into account in computing the provision for Tax or deferred tax in the Relevant Accounts; or

(iv)                              any failure by the Buyer to comply with its obligations under paragraphs 4 and 8 of part 1; or

(v)                                 the Company ceasing to carry on any trade or business after Completion or effecting a major change wholly after Completion in the nature or conduct of any trade or businesses carried on by it at Completion; or

(vi)                              the earning, receipt or accrual of any income, profit or gain prior to the Relevant Accounts Date which is not recognised in the Relevant  Accounts; or

(vii)         the rate or average rate of any Taxation for any period which is applicable to the Company increasing as a result of the sale and purchase of the Shares  under this Agreement, including the Company ceasing to be subject to corporation tax at the small companies’ rate (or qualifying for relief under section 19 CTA 2010) and becoming subject to corporation tax at the rate applicable to companies generally; or

(h)                                 the Buyer has recovered damages or any other amount under this Agreement (whether for breach of Warranty, under this schedule or otherwise) or the Buyer or the Company have otherwise obtained reimbursement or restitution from the Seller in respect of the same Tax Liability, loss, liability or damage; or

(i)            such Taxation Liability is a liability to interest on instalment payments paid on or before Completion under paragraph 7 of the Corporation Tax (Instalment Payments) Regulations 1998 which interest is only payable by reason of any instalment payments made before Completion proving to be insufficient as a result of profits earned by the Company after Completion proving to be greater than was reasonably estimated by the Company at the time such instalment was made.

2.2                               Paragraph 2 of Schedule 5 shall not apply to any Tax Liability falling on the Company to the extent that such Tax Liability is primarily payable by the Seller or any member of the Seller’s Group or any costs and expenses payable under paragraph 1.1(e) which relate to such Tax Liability.

2.3                               The provisions of Schedule 5 shall, to the extent provided for in that Schedule, apply to any Seller’s liability under this Schedule as if expressly stated herein, save that, for the avoidance of doubt, the seven year limitation period set out in paragraph 4 of Schedule 5 shall not apply to any fraudulent act or omission on the part of the Company or the Seller prior to Completion.

3                                         Rebate

3.1                               If the Company is entitled to recover from any person (other than the Company or any member of the Buyer’s Group) any amount in respect of or by reference to any Tax Liability (or any Event giving rise to such a Tax Liability) in respect of which the Seller is or has been liable under the Tax Covenant or in respect of the Tax Warranties, the Buyer shall:

(a)                                 inform the Seller of that entitlement; and

(b)                                 subject to the Buyer and the Company being indemnified to the Buyer’s reasonable satisfaction by the Seller against any additional Tax, third party costs and expenses which may thereby be incurred, the Buyer shall procure that the Company shall use all reasonable endeavours to make such recovery provided that the Buyer shall not be obliged to take action to make such recovery from a person where fraudulent conduct or conduct involving dishonesty has been committed by the Seller or, prior to Completion, the Company in relation to such person.

3.2                               If the Company makes a recovery referred to in paragraph 3.1:

(a)                                 in a case where the Seller has already discharged its liability under the Tax Covenant or in respect of the Tax Warranties in respect of the Tax Liability referred to in paragraph 3.1, the Buyer shall repay to the Seller a sum equal to the lesser of:

(i)            the amount of any payment so received, after deduction therefrom of an amount equal to any third party costs and expenses incurred in obtaining it (and not previously reimbursed by the Seller to the Buyer) and any Tax Liability incurred in respect of it; and

(ii)           the amount paid by the Seller under the Tax Covenant or in respect of the Tax Warranties in respect of the Tax Liability in question; and

(b)                                 in a case where the Seller has not already discharged its liability under the Tax Covenant or in respect of the Tax Warranties in respect of the Tax Liability referred to in paragraph 3.1, an amount equal to the amount referred to in paragraph 3.2(a)(i) shall be set off against such liability of the Seller (and shall discharge the liability of the Seller in respect thereof to the extent of the amount so set off).

4                                         Conduct of claims

4.1                               If the Buyer or the Company (or any of their officers, employees or agents) shall become aware of any Demand which will or is likely to give rise to a liability of the Seller under the Tax Covenant or in respect of the Tax Warranties the Buyer shall give written notice thereof to the Seller. The Buyer shall give such notice to the Seller on a timely basis (having regard to any applicable time limit for appealing against or responding to the Demand) provided that where a statutory time limit is applicable for responding to or appealing against the Demand, the Buyer shall give written notice of the Demand to the Seller no later than the tenth Business Day prior to the expiry of the said time limit or within 3 Business Days of its receipt by the Buyer or the Company (whichever is the later).

4.2                               The Buyer shall procure that the Company shall take such action which the Seller may by written notice given to the Buyer reasonably request to dispute, resist, appeal against, compromise, mitigate or defend a Demand (any such action being an Action), provided always that:

(a)                                 in each case, the Buyer and the Company shall be indemnified to the Buyer’s reasonable satisfaction by the Seller against any third party costs and  expenses and additional Taxes which may be incurred by the Buyer or the Company in taking the Action;

(b)                                 the Buyer and the Company shall not be obliged to comply with any request of the Seller which involves appealing, or otherwise taking any action in respect of, any Demand beyond the first appellate body (excluding the Taxation Authority which has made the Demand in question, the statutory pre-tribunal review, the Tax Chamber of the First-tier Tribunal and the Finance and Tax Chamber of the Upper Tribunal) unless the Seller furnishes the Buyer with the written opinion of Counsel of at least ten years call who is experienced in the subject matter of the Demand to the effect that an appeal in respect of the matter in question is reasonable; and

(c)                                  the Buyer shall not be obliged to take any Action in relation to a Demand where any Tax Authority alleges in writing (which allegation is neither disproved or withdrawn) fraudulent conduct or conduct involving dishonesty has been committed by the Seller or, prior to Completion, the Company in relation to such Demand.

4.3                               The Buyer shall in relation to any Action:

(a)                                 keep the Seller fully and promptly informed of all matters known to it or its advisers in connection with the Action;

(b)                                 promptly provide to the Seller copies of all documents and correspondence related to the Action;

(c)                                  procure that no substantive correspondence, pleading or other document is sent, submitted, issued, entered into or in any way published by the Buyer, the Company or their advisers in connection with the relevant Action without the Seller’s prior written consent, such consent not to be unreasonably withheld or delayed;

(d)                                 procure that no Action in respect of which the Seller could be required to make a payment under this Schedule is settled or otherwise compromised without the Seller’s prior written consent, such consent not to be unreasonably withheld or delayed;

PROVIDED THAT:

(i)                                     if the Seller does not request the Buyer to take any appropriate action within 20 Business Days of notice to the Seller under paragraph 4.1, or

(ii)           should the Seller become insolvent and corporate action, or other steps are taken or legal proceedings are started for its winding up, dissolution or administration or for the appointment of a receiver or administrator of the Seller, the Buyer shall (without prejudice to its rights under this Schedule) be free to satisfy or settle the Action on reasonable terms.

4.4                               If there is a dispute between the Seller and the Buyer as to whether or not any action requested by the Seller under paragraph 4.2 is reasonable or whether or not the withholding or delay of any approval required pursuant to paragraph 4.3(c) or (d) is reasonable and the dispute is not resolved between the Seller and the Buyer, such dispute shall be referred for determination to an independent member of the Chartered Institute of Taxation or to an independent accountant specialising in Tax matters, in either case, of at least 10 years’ experience, appointed by agreement between the Seller and the Buyer or (if they do not agree) upon the application made by either party to the President, for the time being, of the Chartered Institute of Taxation who shall also be authorised to determine how the costs of obtaining his opinion should be allocated between the parties hereto.

5                                         Over provisions

5.1                               The Buyer shall at the written request and expense of the Seller require the auditors of the Company (Auditors) to determine (as experts and not as arbitrators) whether:

(a)                                 any provision for Taxation or for payment for Group Relief in the Relevant Accounts has proved to be an over-provision and if so its amount;

(b)                                 any right to a repayment of Taxation treated as an asset in the Relevant Accounts has proved to be understated and if so its amount or, where no right to repayment of Taxation was treated as an asset in the Relevant Accounts, whether any such amount should have been treated as an asset in the Relevant Accounts and if so the amount; or

(c)                                  any Actual Taxation Liability which arises or would otherwise have arisen (other than one which would otherwise have given rise to a corresponding liability of the Seller under the Tax Covenant) is avoided or reduced or any repayment of an amount of Taxation is obtained in either case by the use of a relief (other than a Buyer’s Relief), and, if so, the amount of Taxation so saved or the amount of that repayment; and

if the Auditors determine that there has proved to be any such over-provision,  understatement or amount, the amount of such over-provision, understatement or amount (as the case may be) shall be dealt with in accordance with paragraph 5.2.

5.2                               Where it is provided under paragraph 5.1 that any amount is to be dealt with in accordance with this paragraph:

(a)                                 the amount shall first be set off against any payment then due from the Seller under the Tax Covenant or in respect of the Tax Warranties;

(b)                                 to the extent there is an excess, a refund shall be made to the Seller of any previous payment made by the Seller under the Tax Covenant or in respect of the Tax Warranties and not previously refunded under this paragraph 5 (or paragraph 6) up to the amount of such excess; and

(c)                                  to the extent that the excess referred to in paragraph 5.2(b) is not exhausted thereunder, the remainder of that excess shall be carried forward and set off against any future payment which becomes due from the Seller under the Tax Covenant or in respect of the Tax Warranties.

5.3                               Where such determination by the Auditors as is mentioned in paragraph 5.1 has been made, the Seller or the Buyer may request the Auditors to review such determination (at the expense of the person making the request) in the light of all relevant circumstances, including any facts which have become known only since such determination, and to determine whether such determination remains correct or whether, in the light of those circumstances, the amount that was the subject of such determination should be amended.

5.4                               If the Auditors determine under paragraph 5.3 that an amount previously determined should be amended, that amended amount shall be substituted for the purposes of paragraph 5.1, in place of the amount originally determined and such adjusting payment (if any) as may be required by virtue of such substitution shall forthwith be made by the Seller to the Buyer or, as the case may be, by the Buyer to the Seller.

5.5                               The Buyer shall notify the Seller in writing within 15 Business Days of it or the Company becoming aware of any amount referred to in 5.1.

6                                         Windfall Reliefs

6.1                               The Buyer shall at the written request and expense of the Seller require the Auditors to determine (as experts and not as arbitrators) whether any Tax Liability (or the Event giving rise to the Tax Liability) which has resulted or results in any sum having been paid or becoming payable by the Seller under the Tax Covenant or in respect of the Tax Warranties has given rise to a relief which would not otherwise have arisen and a liability of the Company to make an actual payment of Tax has been satisfied or avoided, or a repayment of Tax has been obtained, by the use of that Windfall Relief and, if the Auditors so determine, the amount by which that liability has been satisfied or avoided or the amount of the repayment of Tax (as the case may be), shall be dealt with in accordance with paragraph 6.2.

6.2                               Where it is provided under paragraph 6.1 that any amount is to be dealt with in accordance with this paragraph 6.2:

(a)                                 the amount shall first be set off against any payment then due from the Seller under the Tax Covenant or in respect of the Tax Warranties;

(b)                                 to the extent there is an excess, a refund shall be made to the Seller of any previous payment made by the Seller under the Tax Covenant or in respect of the Tax Warranties and not previously refunded under this paragraph 6 (or paragraph 5) up to the amount of such excess; and

(c)                                  to the extent that the excess referred to in paragraph 6.2(b) is not exhausted thereunder, the remainder of that excess shall be carried forward and set off against any future payment which becomes due from the Seller under the Tax Covenant or in respect of the Tax Warranties.

6.3                               The Buyer shall notify the Seller in writing within 15 Business Days of it or the Company becoming aware of any amount referred to in 6.1.

7                                         Buyer’s Covenant

7.1                               The Buyer covenants with the Seller to pay to the Seller an amount equal to any Actual Tax Liability of the Seller or of any company which is under the control of the Seller (whether alone or in conjunction with any other person) which:

(a)                                 arises as a result of the failure by the Company to discharge after Completion an Actual Taxation Liability in respect of which the Seller does not have any undischarged liability to make a payment to the Buyer under the Tax Covenant; or

(b)                                 arises as a result of the Company paying after Completion an abnormal amount by way of dividend (within the meaning of section 740 CTA 2010) in the circumstances specified in section 736 CTA 2010;

together with any reasonable costs and expenses properly incurred by the Seller or that company in relation to such Actual Tax Liability (or any Demand therefore) or in making any claim under this paragraph 7.1.

7.2                               If the Buyer becomes liable to make a payment under paragraph 7.1, the Buyer shall pay such amount in cleared immediately available funds on or before the later of the date 2 Business Days before that Actual Tax Liability is finally due and payable and the date 2 Business Days after the date of written demand on the Buyer by the Seller.

7.3                               The provisions of paragraphs 2.1 of part 2 shall apply to payments under this paragraph 7 as they apply to payments under the Tax Covenant as if references therein to the “Buyer” are references to the “Seller” and references to the “Seller” are references to the “Buyer”.

8                                         Tax computations

8.1                               The Seller shall, at the cost and expense of the Company (to the extent provided for in the Relevant Accounts) or otherwise at the cost and expense of the Seller:

(a)           prepare and submit the corporation tax returns of the Company for all accounting periods of the Company ended on or prior to Completion (the Relevant Accounting Periods), to the extent the same shall not have been prepared and/or submitted before the date hereof;

(b)                                 prepare and submit all claims, elections, notices, disclaimers, consents and/or surrenders assumed in preparing the corporation tax returns of the Company for any Relevant Accounting Period; and

(c)                                  deal with all matters (including correspondence and negotiations) relating to the corporation tax returns of the Company for any Relevant Accounting Period having given the Buyer a reasonable opportunity to make representations thereon.

8.2                               The Seller covenants with the Buyer:

(a)                                 to keep the Buyer and its duly authorised agents informed of all material matters relating to the submission, negotiation and agreement of the documents referred to in paragraph 8.1;

(b)                                 that no written communications shall be transmitted to any Taxation Authority without first being submitted to the Buyer as soon as reasonably practicable (and in any event no later than 10 Business Days prior to the expiry of any applicable time limit) for its comment, authorisation and written approval and shall only finally be submitted or transmitted to the relevant Tax Authority on the receipt of the written approval of the Buyer (such approval not to be unreasonably withheld or unreasonably delayed) having given the Buyer a reasonable opportunity to make representations thereon.

8.3                               If so requested by the Seller in writing, the Buyer shall be obliged to procure that the Company makes or gives any return, claim, election, surrender and/or consent in relation to Taxation to the extent that, in computing any provision for Tax or deferred Tax which appears in the Relevant Accounts (or in eliminating any provision which would have so appeared), it was assumed that any such return, claim, election, surrender or consent would be made or given.

8.4                               The Buyer shall be under no obligation to procure the signing and/or authorisation of any document delivered to it under paragraph 8.2(b) which it reasonably considers, to be false, misleading, incomplete or inaccurate in any respect.

8.5                               The Buyer shall procure that the Company provides the Seller, at the expense of the Seller, with such documents and information (including, without limitation, access to books, accounts. personnel and records), as the Seller may reasonably require in writing, in connection with its rights pursuant to this paragraph 8.

8.6                               In respect of the accounting period of the Company commencing prior to Completion and ending after Completion (Straddle Period) the Buyer shall procure that the corporation tax returns of the Company shall be prepared on the basis which is consistent with the manner in which corporation tax returns of the Company are or have been prepared for all accounting periods ended prior to Completion.

8.7                               The Buyer shall procure that the Company keeps the Seller fully informed of the Taxation affairs of the Company in respect of the Straddle Period and shall provide the Seller with copies of all relevant documents and shall not submit any correspondence or submit or agree any return or computation for such period, to any Taxation Authority without giving the Seller a reasonable opportunity to make representations thereon and without the written consent of the Seller (such consent not to be unreasonably withheld or delayed) provided that the Seller shall not have any right to comment on or receive copies of correspondence in relation to any matter that relates solely to an Event or Events occurring after Completion and which does not affect the liability of the Seller under this Agreement.

8.8                               The provisions of paragraph 4 shall apply in priority to the provisions of this paragraph 8.

9                                         Mitigation of liability

9.1                               The Seller may, in particular but without limitation, by notice in writing to the Buyer avoid or reduce any liability which the Seller would, apart from this paragraph 9.1 have under the Tax Covenant or for breach of any Tax Warranty by entering into (or procuring a member of the Seller’s Group to enter into) a Relevant Surrender with the Company (without the Buyer or the Company being liable to make any payment in consideration for such surrender) and the liability of the Seller under the Tax Covenant or in respect of the Tax Warranties shall be satisfied or avoided to the extent of the Taxation Liability of the Company which could be satisfied or avoided as a result of such Relevant Surrender. The Buyer shall procure that the Company takes all such reasonable steps, including (without limitation) making and giving all such elections, claims and consents as may be necessary to effect any such Relevant Surrender.

9.2                               In the event that any chargeable realisation gain or any chargeable gain accrues to the Company under any of sections 780 or 785 CTA 2009 or section 179 TCGA as a result of the sale and purchase of the Shares pursuant to this Agreement (a Degrouping Charge), the Seller shall be entitled to require the Company to enter into such one or more elections under section 792 CTA 2009 and/or section 171A TCGA (as appropriate) with the Seller and/or such one or more members of its group as it shall specify in writing and the Buyer shall procure that the Company enters into such election(s).  The Seller shall have no liability to the Buyer (whether under the Tax Covenant, the Tax Warranties or otherwise) in respect of any Taxation Liability of the Company which could have been saved or avoided but for any failure on the part of the Company to enter into any such election(s).

10                                  VAT De-grouping

10.1                        The Seller shall, to the extent it has not already done so, following Completion, submit to HM Revenue & Customs all such notices as are necessary in order that the Company shall cease to be a member of the same VAT group registration as the Seller or any other member of the Seller’s Group (VAT Group) on the basis that, insofar as is possible, the Company shall so cease with effect on or before the Completion Date.

10.2                        The Relevant Date for the purpose of this paragraph 10 shall be the date notified to the Seller, the Company or the Buyer by HM Revenue & Customs, as the date from which the Company is withdrawn from the VAT Group.

10.3                        The Seller shall procure that there are properly reported all supplies acquisitions and importations of goods and services (Supplies) made by and to the Company up to and including the Relevant Date in the VAT Group’s returns and the Buyer shall, after Completion, procure that all information reasonably necessary for any such report, is supplied by the Company to the Seller, on a timely basis.

10.4                        The Seller shall pay or shall procure that there is paid to the Company an amount equal to any repayment of VAT due to the Company attributable to the business carried on by the Company, and/or any Supplies made to and by it, since the date to which the last return made to HM Revenue & Customs by the representative member of the VAT Group was made and up to and including the Relevant Date.  Any payment due under this paragraph 10.4 shall be made within 5 Business Days of the representative member of the VAT Group obtaining from HM Revenue & Customs such repayment of VAT.

10.5                        The Buyer after Completion shall procure that the Company shall account to the Seller for an amount equal to any output VAT of the Company attributable to Supplies made to it and by it (less such amount of deductible input tax as is properly attributable to such Supplies) since the date to which the last return made to HM Revenue & Customs by the representative member of the VAT Group was made and up to and including the Relevant Date to the extent that such output VAT is recognised in the Relevant Accounts.  Any payment due under this paragraph 10.5 shall be made two Business Days before the date on which the representative member of the VAT Group is required to account for such VAT to HM Revenue & Customs. The Seller shall procure that an amount equal to any payment made by the Buyer under this paragraph shall be accounted for (by way of credit or actual payment) to HM Revenue & Customs.

10.6                        For the purposes of paragraphs of clause 10.4 and 10.5, any repayment or payment due to or from the Company shall be determined as if the Company was not a member of the VAT group but disregarding any Supplies made to or by the Company by or to other members of the VAT Group.

10.7                        For the purposes of paragraphs 10.4 and 10.5, any amount due to or from the Company shall be agreed between the Seller and the Buyer as soon as reasonably practicable after Completion.

11                                  Group Arrangements

11.1                        The Buyer shall procure that the Company which is a member of the group payment arrangement with the Seller or any member of the Seller’s Group made pursuant to section 36 FA 1998 (GPA) contributes to British United Provident Association Limited (Nominated Company), on whichever is the later of  five Business Days after written demand is made therefor by the Seller to the Buyer or five Business Days before the due date for payment to HM Revenue & Customs of the underlying corporation tax liability, an amount equal to any, or any instalment of, corporation tax which is to be or has been discharged by the Nominated Company on behalf of the Company in question (the “Payment”), pursuant to the GPA (as certified by the Nominated Company), provided always that no such contribution shall be made to the extent that the Buyer would otherwise have been able to make a claim against the Seller under this Schedule (disregarding paragraphs 2, 3 and 4 of Schedule 5) in respect of such corporation tax or instalment of corporation tax or to the extent that such contribution was paid on or before Completion.

11.2                        The Seller shall:

(a)                                 procure that there shall before any statutory deadline be paid or accounted for to HM Revenue & Customs an amount equal to any Payment following receipt of it in the event that a Payment is made in respect of a liability to corporation tax which has not been discharged;

(b)                                 procure that there shall be (subject to paragraph 11.2(c) below) promptly apportioned to the Company an amount equal to each Payment, such apportionment to be made by reference to the payment of corporation tax in respect of which the Payment was paid;

(c)                                  not without the Buyer’s written consent (not to be unreasonably withheld), reapportion any amount previously apportioned to the Company pursuant to the GPA; and

(d)                                 promptly (and in any case within five Business Days of receipt thereof from a Tax Authority) pay, or procure that there is paid, to the Company an amount equal to:

(i)                                     any excess by which the amount or the aggregate amount of any Payments exceeds the amount of Tax finally apportioned to the Company in respect of which the Payments are made; and

(ii)                                  interest on such excess that has been paid by HM Revenue & Customs to the Seller on overpaid corporation tax during the period from the date of the payment of the Payment to the date of payment of such excess pursuant to paragraph 11.2(d)(i).

12                                  Group Relief Surrenders

12.1                        Subject to paragraph 12.3, the Buyer covenants with the Seller that it shall procure that the Company shall, if a Surrendering Company offer to surrender any Available Loss to the Company in respect of an Accounting Period of the Company for no payment, accept such surrender.  If more than one Surrendering Company makes an offer to surrender any Available Loss in respect of an Accounting Period of the Company such offers shall be accepted by the Company in such priority and order as may be specified in writing by the Seller.

12.2                        The Buyer shall not be obliged to procure the Company accepts the surrender of any Available Loss pursuant to paragraph 12.1 in respect of an Accounting Period to the extent that it exceeds the profits of the Company for such Accounting Period against which such Available Loss may be offset.

12.3                        The Buyer shall, and shall procure that the Company shall, provide the Seller with all such information and assistance to enable it to exercise its rights pursuant to this paragraph 12.3 (or to facilitate such exercise).

12.4                        The Buyer shall procure that the Company shall take all such further action and shall execute all such further documents as the Seller or a Surrendering Company may reasonably request in writing to give effect to any surrender pursuant to paragraph 9 or this paragraph 12.4, including, without limitation, entering into any claim, election, surrender, consent to surrender or any amendment to any such claim. election, surrender or consent to surrender.

12.5                        Save with the prior written consent, or at the prior written consent, of the Seller, the Buyer shall not and shall procure that the Company shall not, take any action, or omit to take any action, to amend, withdraw or vary any surrender (whether final, provisional or otherwise) of Group Relief made by or to the Company, or agreed to be made by or to the Company, on or before Completion.

13                                  General

A relief, recovery, overprovision or saving shall not be taken into account in computing (and so reducing or eliminating) any liability of the Seller under the Tax Covenant or in respect of any Warranty or in computing the amount of any payment due to the Seller under any of paragraphs 2, 3, 5 or 6 to the extent that it has previously been so taken into account (whether pursuant to any of paragraphs 2, 3, 5 or 6 of part 1  in computing any damages for breach of any Warranty, in computing any payment under the Tax Covenant or otherwise).

Part 2 - Taxation Covenant

1                                         Covenant by the Seller

1.1                               Subject to the provisions of paragraph 2 of part 1 and of schedule 5, the Seller hereby covenants with the Buyer to pay to the Buyer an amount equal to:

(a)                                 any Actual Tax Liability of the Company arising as a result of, in respect of, in connection with, or by reference to:

(i)            any Event occurring, or having occurred, on or before Completion; or

(ii)           any income, profits or gains earned, accrued or received on or before, or in respect of any period ended on or before, the date of Completion; or

(b)                                 any Deemed Tax Liability;

(c)                                  any liability of the Company to pay or repay in whole or in part to any person any amount under any agreement or arrangement entered into before Completion relating to any Relevant Surrender by or to the Company;

(d)                                 the loss in whole or in part of the right to receive any payment for any Relevant Surrender to the extent that such payment is provided for as an asset in the Relevant Accounts; or

(e)                                  any reasonable third party costs and expenses properly incurred by the Buyer or the Company as a result of any such liability or amount as is referred to paragraph 1.1(a) to 1.1(d) and in respect of which the Seller is liable under paragraph 1.1(a) to 1.1(d) or in successfully taking any action under paragraph 1.1(a) to 1.1(d).

1.2                               If any amount paid or due to the Buyer under the Tax Covenant results in an Actual Tax Liability (including any deduction or withholding (whether in respect of Taxation or otherwise) required to be made by the payer of the amount) of the Buyer, the Seller covenants with the Buyer to pay the Buyer such further sum as will ensure that the net amount received and retained by the Buyer after such Actual Tax Liability is taken into account shall equal the amount which would have been received and retained by the Buyer in the absence of such Tax Liability provided that:

(a)                                 if the benefit of this Agreement is assigned (in whole or in part), the Seller shall have no liability to make any additional payment pursuant to this paragraph 1.2 to any assignee save to the extent that it would have been obliged to pay such additional amount to the Buyer in the absence of such assignment; and

(b)           if the Buyer (or any assignee of the Buyer) is resident for taxation purposes in any jurisdiction other than the United Kingdom, the Seller shall have no liability to make any additional payment pursuant to this paragraph 1.2 to the extent that the Seller would not have had to make any such additional payment were the Buyer resident for tax purposes in the United Kingdom and no other jurisdiction.

1.3                               The Seller shall be entitled to deduct or withhold from any payment made under the Tax Covenant any deduction or withholding (whether in respect of Taxation or otherwise) required by law.

2                                         Payment

2.1                               If the Seller is or becomes liable to make a payment under the Tax Covenant in respect of an Actual Tax Liability or a Deemed Tax Liability falling within paragraph (a) of that definition, the Seller shall pay such amount in cleared, immediately available funds on or before the date five Business Days after the date of written notice from the Buyer of the amount which the Seller is required to pay or, if later, the date five Business Days before the date on which the Actual Tax Liability in question is, or as the case may be would have been, due for payment.

2.2                               If the Seller is or becomes liable to make a payment under the Tax Covenant in respect of any other amount not being an Actual Tax Liability or a Deemed Tax Liability falling within paragraph (a) of that definition, the Buyer will notify the Seller in writing of the amount which the Seller is required to pay and the Seller shall pay such amount in cleared, immediately available funds on or before the date:

(a)                                 in the case of a Deemed Tax Liability falling within paragraph (b) of that definition where the Accounts Relief lost is a right to a repayment of Taxation, the later of the date upon which such repayment would have been payable and five Business Days after the date of such notice;

(b)                                 in the case of a Deemed Tax Liability falling within paragraph (b) of that definition where the Accounts Relief lost is not a right to repayment of Taxation, the later of the date two Business Days before the date upon which any Taxation (which would have been saved but for such loss) is due for payment and two Business Days after the date of such notice;

(c)                                  in the case of any costs and expenses within paragraph 1.1(e), the Buyer will notify the Seller in writing of such amount specifying details of the services for which those costs and expenses were incurred and the circumstances in which they were obtained and the Seller shall pay such amount on or before the date 5 Business Days after the date of such notice;

(d)                                 in any other case, five Business Days after the date of such notice.

2.3                               Sums not paid by the Seller on the dates specified in paragraphs 2.1 to 2.2 shall bear interest (which shall accrue from day to day after, as well as before, judgment) at 3 per cent. over the base rate from time to time of Barclays Bank plc or, in the absence of such base rate, at  3 per cent. over such similar rate of a UK clearing bank as the Buyer may from time to time select and notify to the Seller from the date following the specified date up to and including the day of actual payment of such sums (or the next Business Day if such day of actual payment is not a Business Day).

Part 3 - Taxation Warranties

1              Provision in the Accounts

All liabilities of the Company for Taxation by reference to, or in consequence of, any income, profits or gains earned, accrued or received on or before the Accounts Date or any Event which occurred on or before the Accounts Date are properly provided for in the Accounts.

2              Post Accounts Date

Since the Accounts Date:

(a)           the Company has not been involved in any transaction which has given or may give rise to a liability to Taxation on the Company in respect of deemed (as opposed to actual) income, profits or gains;

(b)           the Company has not declared or paid any dividend or made any other distribution for the purposes of any Taxation and so far as the Seller is aware, the Company is not bound to make any such dividend or other distribution;

(c)           no accounting period (as defined in chapter 2, part 2 CTA 2009) of the Company has ended as referred to in section 10(1) CTA 2009.

3              Compliance

3.1          Within the last four years the Company has properly made all returns and computations and supplied all other information in relation to Taxation which it is or has been required to make or supply and all such returns, computations and information were and remain materially complete and accurate and were made or supplied punctually.

3.2          The Company is not involved in any current dispute with any Tax Authority and, so far as the Seller is aware, there are no facts which are likely to give rise to any such dispute.

3.3          The Company is not and has not at any time within the last four years been liable to pay any penalty, fine, surcharge or interest in relation to Taxation and, so far as the Seller is aware, there are no facts which are likely to cause it to become liable to pay any such penalty, fine, surcharge or interest.

3.4          Within the last four years the Company has duly and punctually complied with all its obligations to deduct Taxation from payments made by it and to account for such Taxation to any Tax Authority.

3.5          Within the last three years all returns, notices and other material documents and information which are or have been required to be provided by the Company for any Tax purpose to all relevant Tax Authorities have been made on a proper basis, were provided within applicable time limits and none of them are, so far as the Seller is aware the subject of any dispute with any Tax Authority.

3.6          All amounts of or in respect of Tax that the Company is or has been obliged to pay (insofar as the due date for payment of such Tax has expired) has been paid.

3.7          The Company has in its possession and control such accurate and up to date records, invoices and other material documents relating to Taxation as is required by law.

3.8          So far as the Seller is aware, no Tax Authority has operated any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to the affairs of the Company.

3.9          There is not, and has not been in the last four years, any material enquiry, dispute, disagreement or investigation involving the Company with any Tax Authority .

3.10        The Company is not party to any covenant, warranty, indemnity, mortgage, charge or guarantee under which it will become liable to make reimbursement or indemnity in respect of any Tax, for which any other person, or company is primarily liable.

3.11        All transactions in respect of which any consent or clearance was required by law to be obtained by the Company from any Tax Authority have been entered into or carried out by the Company after such consent or clearance has first been properly obtained.

4              Close companies

4.1          The Company is not and has not within the six years prior to the date of this Agreement been a close company within the terms of section 439  CTA 2010.

4.2          The Company has not:

(a)           since the Accounts Date done anything so as to give rise to an assessment or any charge to tax, under section 455 CTA 2010 (as extended by section 460 CTA 2010);

(b)           within the last six years been a close investment-holding company as defined in section 34 CTA 2010; or

(c)           within the last four years been a party to an arrangement to which section 375 CTA 2009 (late interest) or section 409 CTA 2009 (discounted securities) applies.

5              Distributions and payments

5.1          The Company has not within the last four years been concerned in any exempt distribution within the meaning of section 1075 CTA 2010.

5.2          The Company has not received any dividend or other distribution which was not exempt from the charge to corporation tax under section 931A(3) CTA 2009.

6             Branch Election

The Company has not made any election under section 18A CTA 2009.

7              Group transactions

7.1          The Company is not now and has not within the last four years been a member of a group or consortium for any Taxation purpose, other than with a member of the Seller’s Group.

7.2          In relation to Relevant Surrenders:

(a)           details of all claims and surrenders and agreements and arrangements relating to any Relevant Surrender by or to the Company to or by any company in respect of the period ended on the Accounts Date are attached to the Disclosure Letter;

(b)           the Company is not liable to make any payment to any company for any Relevant Surrender surrendered or to be surrendered to it;

(c)           there are no amounts due or which may become due to the Company from any company in respect of any Relevant Surrender by it;

(d)           the Company is not liable to make any Relevant Surrender to any company; and

(e)           there are no arrangements pursuant to which the Company may become liable to repay to any company any sums paid to it for any Relevant Surrender.

7.3          The Company has not at any time within the last 6 years acquired any asset from any company which at the time of the acquisition was a member of the same group of companies as defined in section 170 TCGA.

7.4          The Company has not within the last six years made any election under section 171A or 179A TCGA or section 792 CTA 2009.

7.5          There are set out in the Disclosure Letter details of any group payment arrangements under sections 59F to 59H of the Taxes Management Act 1970 to which the Company is, or has in the last three years been, party.

8              Residence and offshore interests

8.1          The Company is and has at any time at all times been resident in the United Kingdom for Tax purposes and is not and has not at any time been treated as resident or as having a branch or permanent establishment in any other jurisdiction for any Taxation purpose (including under any double taxation treaty or agreement).

8.2          The Company is not liable for any Taxation as the agent or Tax representative of any other person or business and does not constitute a permanent establishment of any other person, business or enterprise for any Taxation purposes.

9              Inheritance Tax

9.1          There is no outstanding HM Revenue & Customs charge (as defined in section 237 IHTA) over any asset of the Company or over any of the Shares and, so far as the Seller is aware, there are no circumstances in which such a charge could arise.

9.2          There are in existence no circumstances by virtue of which any such power as is mentioned in section 212 IHTA could be exercised in relation to any asset of the Company or to any of the Sale Shares or by virtue of which any such power could be exercised but for the provisions of section 204(6) IHTA.

10           VAT

10.1        The Company is a taxable person for the purposes of VAT and is duly registered for VAT and has been so registered at all times that it has been required to be registered for the purpose of the VAT legislation.  Such registration is not subject to any conditions imposed by or agreed with HMRC.

10.2        The Company is a member of a group for the purpose of VAT legislation, under registration number 239 7316 41.

10.3        Within the last four years the Company has not been subject to any penalty liability notice, written warning of failure to comply, surcharge liability notice or requirement to give security as a condition of making taxable supplies.

10.4        The Company has not registered, and is not required to register, for VAT purposes (or for the purposes of any similar tax on added value or turnover) in any country other than the United Kingdom.

10.5        The Company does not hold any interest in any buildings or land in respect of which it or any relevant associate (as defined for the purposes of paragraph 3(7) of Schedule 10 of the VATA) of the Company has made an option to tax in accordance with the provisions of paragraph 2 of Schedule 10 to the VATA.

10.6        The Company is not the owner or to be treated as the owner of a capital item to which Part XV of the Value Added Tax Regulations 1995 applies.

11           Loan relationships

11.1        All interests, discounts or premiums paid by the Company in the last four years in respect of its loan relationships (within the meaning of sections 302, 303 and 305 CTA 2009) are eligible to be brought into account by the Company as a debit for the purposes of Part 5 CTA 2009 at the time or are otherwise deductible for the purpose of corporation tax, in either case to the extent that such debits are recognised in the statutory accounts of the Company.

11.2        No loan relationship of the Company is for an unallowable purpose as defined in section 441 CTA 2009.

12           Share schemes

No employee or officer of the Company (including current or previous officers or employees and any associated persons as defined in Section 421C ITEPA) has acquired, been granted, awarded or issued any security, interest in security or security option in the circumstances described within Part 7 (and Schedules 2 to 5) ITEPA.

13           Tax avoidance

So far as the Seller is aware, the Company has not been involved in any transaction or series of transactions to which Part 7 FA 2004 or section 58A or Schedule 11A VATA or any regulations made under any of these provisions apply or may apply.

14           Transfer pricing

So far as the Seller is aware, all arrangements, transactions or series of transactions between the Company and any related person have been and are on arm’s length terms, and the

Company is not in dispute with any Tax Authority in relation to the application of any such provision.

15           Stamp duty and stamp duty land tax

15.1        All documents to which the Company is a party as purchaser, assignee or lessee, which are in the possession or under the control of the Company and which establish or are necessary to establish any right or title of the Company have been duly stamped.

15.2        Neither entering into this Agreement, Completion or the performance of this Agreement will result in the withdrawal of a stamp duty or stamp duty land tax relief grant available on or before Completion which will affect the Company.

15.3        As far as the Seller is aware, the Company has not entered into a land transaction where there may be an obligation in the future to make a return in accordance with FA 2003.

Schedule 9

Guarantee

1              The Guarantor unconditionally and irrevocably as a continuing obligation:

(a)           guarantees the proper and punctual performance by the Buyer of all of its obligations under this Agreement;

(b)           without prejudice to the generality of its obligations under paragraph 1(a), agrees to perform itself or procure to be performed each and every obligation not performed by the Buyer under this Agreement; and

(c)           undertakes to hold the Seller fully and completely indemnified on demand against any loss, damage or liability occasioned by any failure of the Buyer to perform any of the obligations referred to in paragraphs 1(a) and 1(b) above.

2              The Guarantor’s liability under the guarantee set out in this schedule 9 shall be as a primary obligor and not merely as a surety and shall not be affected, impaired or discharged by reason of any act, omission, matter or thing which but for this provision might operate to release or otherwise exonerate the Guarantor from its obligations under the guarantee set out in this schedule 9 including, without limitation:

(a)           any amendment to or variation of this Agreement or any assignment of it unless agreed to in writing by the Seller;

(b)           any release of or granting of time or any other indulgence to the Buyer or any other party; and

(c)           the existence or validity of any other security taken by the Seller in relation to this Agreement or any enforcement of or failure to enforce or any release of any such security.

3              The Guarantor undertakes with the Seller that in respect of any payment made pursuant to the terms of the guarantee set out in this schedule 9 and until such time as the Buyer shall cease to have any payment or performance obligations under this Agreement, it will not, except with the written consent of the Seller:

(a)           prove in insolvency proceedings (or any analogous proceedings in any jurisdiction) of the Buyer; or

(b)           claim payment or seek to recover any such sum from the Buyer whether directly or by set-off, lien, counterclaim, reimbursement, subrogation, contribution or otherwise; or

(c)           exercise any other right or remedy against the Buyer in respect of such sum; or

(d)           accept or appropriate any moneys or other property of or from the Buyer; or

(e)           prove or accept any payment in any scheme or arrangement or composition with, or any assignment for the benefit of, the Buyer’s creditors or any insolvency proceedings (or any analogous proceedings in any jurisdiction) of the Buyer or from any encumbrancer in possession of, or any trustee or other officer or insolvency practitioner appointed in respect of the Buyer or of any of its business or assets.

4              The rights of the Seller under the guarantee set out in this schedule 9 are cumulative, continuing and are in addition to the rights of the Seller under the general law.  Such rights (whether arising under the guarantee set out in this schedule 9 or under the general law) shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing and in particular any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any such other rights.  Any defective or partial exercise of any such rights shall not preclude any other or fuller exercise of that or any other such right and save for such express waiver or variation in writing, no act or course of conduct or negotiation on the part of the Seller shall in any way preclude the Seller from exercising any such right or constitute a suspension or variation of any such right.

5              The Guarantor waives any right which it may have of first requiring the Seller to proceed against or claim payment from the Buyer in respect of any sum becoming due from the Buyer or any obligation to be performed by the Buyer under or in connection with this Agreement.

6              The guarantee set out in this schedule shall continue to be effective or shall be reinstated, as the case may be, if at any time payment of any sums payable under or in connection with this Agreement or this guarantee must be restored by the Company upon the bankruptcy of the Buyer or the Guarantor or otherwise.

7              The Guarantor agrees to do or execute any further assurances and documents that may be required by law to give effect to the terms of this guarantee.

8              If any provision of this guarantee, or any part of a provision of this guarantee, is found to be illegal, invalid or unenforceable the remaining provisions, or the remainder of the provision concerned, shall continue in effect.

9              This guarantee shall be binding on the parties and their respective successors and assigns.

10           The Guarantor warrants to the Seller that it has full power and authority to enter into and to perform all of its obligations under this guarantee.

Schedule 10

Part 1 - Seller’s covenants up to Completion

The Seller’s covenants for the purpose of clause 6 are as follows:

1              The Seller shall procure that until Completion:

(a)           the business of the Company is carried on in the usual and normal course in a manner materially consistent with the 12 month period finishing on the date of this Agreement and with a view to preserving the goodwill of its business;

(b)           in particular, but without limiting the foregoing, the Seller shall procure that from the date of this Agreement until Completion save with the prior consent in writing of the Buyer (such consent not to be unreasonably withheld or delayed) the Company shall not:

(i)            incur any capital expenditure exceeding in aggregate £50,000; or

(ii)           dispose of or grant or create any option or right of pre-emption in respect of any part of its assets except in the ordinary course of trading; or

(iii)          licence or dispose of any of its Intellectual Property rights; or

(iv)          borrow any money (except borrowings from its bankers not exceeding £20,000) or make any payments out of or drawings on its bank account(s) except payments made in the ordinary course of business; or

(v)           enter into, modify or agree to terminate any contract which is not capable of being terminated by less than 6 month’s notice or which is material to the Business its profits and/or assets of the Company (including, without limitation, any contract giving rise to capital expenditure in excess of £50,000) or which is outside the ordinary course of business; or

(vi)          grant any lease or third party right in respect of any of the Properties or transfer or otherwise dispose of any of the Properties; or

(vii)         make or prepay any loan in excess of £20,000; or

(viii)        enter into any leasing, hire purchase or other agreement or arrangements for payment on deferred terms; or

(ix)          grant any power of attorney; or

(x)           declare, make or pay any dividend or other; or

(xi)          grant, issue or redeem any mortgage, charge, debenture or other security or give any guarantee or indemnity; or

(xii)         make any material changes in the terms and conditions of employment of any of its directors or employees or employ or terminate (except in good cause) the employment of any person in any such case where the employee’s salary exceeds £30,000; or

(xiii)        make, or announce to any person any proposal to make, any change or addition to any retirement/disability benefit of or in respect of any of its directors or employees or former directors or former employees (or any dependant of any such person); or

(xiv)        institute, settle or agree to settle any legal proceedings relating to its business, except debt collection in the normal course of business; or

(xv)         materially alter the terms of its insurance or permit any of its insurances to lapse; or

(xvi)        make any material change to its accounting principles and procedures; or

(xvii)       create, allot, issue, purchase or redeem any class of share or loan capital; or

(xviii)      agree, conditionally or otherwise, to do any of the foregoing; or

(xix)        enter into any new commitments to pay any bonus or any payment or benefit whatsoever to any employee where such payment is referable to the change of control of the Company however defined or Completion;

2              The Seller undertakes to the Buyer that, save with the prior consent in writing of the Buyer it shall not:

(a)           dispose of any interest in the Shares or any of them or grant any option over, or mortgage, charge or otherwise encumber the Shares or any of them; or

(b)           directly or indirectly, seek or solicit or initiate the submission of or respond to any proposal or offer from any other person to purchase or otherwise acquire the Shares (or any of them) or the Business, or any material part of the undertaking or assets of the Company, or enter into any negotiations or agreement or arrangement with any person with respect to such a proposal or offer.

3              The Seller will provide to the Buyer within 20 Business Days of the end of each month between the date of this Agreement and Completion copies of the management accounts of the Company for the preceding month in a form agreed materially consistent with the Management Accounts and shall, subject to permitted absences make senior management of the Company available to join in with the Buyer at agreed times to discuss such management accounts and the general progress of the Business.

Part 2 - Communications and announcements

1                                         The Seller and the Buyer agree that the following provisions will apply in respect of all communications and announcements in connection with the existence of or the subject matter of this Agreement (or any other Transaction Document) following the date of this Agreement:

(a)                                 the Seller and the Buyer shall co-operate with each other in order to agree the form of an agreed form announcement to be made to each of:

(i)                                     the United States Securities and Exchange Commission;

(ii)                                  the London Stock Exchange plc;

(iii)                               the employees of the Company;

(iv)                              the customers of the Company; and

(v)                                 the suppliers of the Company,

on or about the date of this Agreement; provided that, in accordance with clause 16.3(c), if the Seller and the Buyer are not able to reach agreement on a form of an announcement which the relevant party is required to make by any applicable law or regulatory body or the rules of any securities exchange to which the relevant party is subject or governmental body having jurisdiction over it (including but not limited to the London Stock Exchange plc, the Panel on Takeovers and Mergers, the Serious Fraud Office, the United States Securities and Exchange Commission, and/or the NASDAQ Stock Market), the relevant party shall be able to make such announcement.

(b)                                 all communications concerning the existence of the subject matter of this Agreement (or any other Transaction Document) other than those made in accordance with paragraph 1(a) above shall be made:

(i)                                     only with the prior written consent of the Seller and the Buyer; and

(ii)                                  unless otherwise agreed in writing, substantially in the form of the agreed form announcements made in accordance with paragraph 1(a) above; and

(c)                                  should the Buyer or the Seller consider it necessary to make any communication concerning the existence of the subject matter of this Agreement (or any other Transaction Document) other than pursuant to the agreed form announcements made in accordance with paragraph 1(a) above or in accordance with paragraph 1(b) above:

(i)                                     the Buyer and the Seller agree that they shall first contact (as the case may be):

(A)                               in the case of the Seller, Kevin Mochrie — telephone number: 07725 142381 email: Kevin.Mochrie@bupa.com; and

(B)                               in the case of the Buyer, Todd Sims — telephone number: +001 650-251-6114; email: todd.sims@omnicell.com,

in order to seek to agree, in good faith, the relevant communication;

(ii)                                  should the parties be unable to agree the form of any communication in accordance with paragraph 1(c)(i) above within one Business Day, the Buyer and the Seller agree that they shall contact (as the case may be):

(A)                               in the case of the Seller, Matthew Flinton— telephone number: 07775 586 497 email: Matthew. Flinton@bupa.com; and

(B)                               in the case of the Buyer, Chris Kuhns — telephone number: +001 650-251-6127; email: chris.kuhns@omnicell.com,

in order to seek to agree, in good faith, the relevant communication; and

(iii)                               should the parties be unable to agree the form of any communication in accordance with paragraph 1(c)(ii) above within a further one Business Day, the Buyer and the Seller agree that they shall contact (as the case may be):

(A)                               in the case of the Seller, Andrew Peeler — telephone number: +44(0) 207 656 2683; email: andrew.peeler@bupa.com; and

(B)                               in the case of the Buyer, Nhat Ngo — telephone number: +001 650-251-6413; email: nhat.ngo@omnicell.com,

in order to seek to agree, in good faith, the relevant communication.

2                                         The Buyer covenants with the Seller that until Completion it will not:

(a)                                 directly or indirectly communicate with any of the customers or suppliers of the Company in connection with the existence of or the subject matter of this Agreement (or any other Transaction Document) save as provided in paragraph 1 of this part 2 of schedule 10 or otherwise with the prior written consent of the Seller;

(b)                                 directly or indirectly communicate with any of the employees of the Company save as provided in paragraph 1 of this part 2 of schedule 10 or otherwise with the prior written consent of the Seller or where permitted or required to do so pursuant to this Agreement (or any other Transaction Document);

(c)                                  announce any proposal to make any materially adverse change in the terms and conditions of employment of any of the employees of the Company;

(d)                                 solicit, or endeavour to solicit, the employment of any person employed by the Company;

(e)                                  induce, or attempt to induce, any of the employees of the Company to terminate their employment with the Company; or

(f)                                   make any communication or announcement that might reasonably be prejudicial or might adversely affect the business, reputation and/or goodwill of the Company or any member of the Seller’s Group.

3                                         The Seller and the Buyer agree that nothing in this Agreement shall prevent the Buyer (or any member of the Buyer’s Group) from:

(a)                                 contacting or dealing with, in the ordinary course of its business, any customer or supplier of the Company or the Seller (or any member of the Seller’s Group) and the Buyer undertakes with the Seller that, for the period from the date of this Agreement until Completion, it shall not seek to use any Confidential Information of the Seller or the Company to obtain a commercial advantage against the business of the Company or use such Confidential Information to solicit the custom of the customers or suppliers of the Seller and shall not disclose any information the subject of confidentiality obligations outside of the team of its personnel engaged in the negotiation of this Agreement;

(b)                                 after Completion, making any announcement or communication to any person(s) whatsoever concerning information which is already in the public domain or which contains information previously approved by the Seller pursuant to this schedule;

(c)                                  for the period from the date of this Agreement until Completion, making any communication to any persons other than customers, employees or suppliers concerning information which is already in the public domain or which has been previously approved by the Seller pursuant to this schedule.

Schedule 11

Conditions Precedent

1                                         The Conditions for the purpose of clause 5.1 are:

(a)                                 the prior fulfilment of one of the OFT Conditions;

(b)                                 no Key Employee terminating or giving notice to terminate his/her employment with the Company; and

(c)                                  at least 75% of the employees of the Company (other than any of the Key Employees) not having terminated or given notice to terminate his/her employment with the Company. For the purposes of this condition an employee who leaves the employment of the Company but who is replaced by a person who is in the reasonable opinion of the Company capable of taking on the role and responsibilities of that leaver shall not be treated as having reduced headcount

(together, the Conditions).

2                                         For the purposes of paragraph 1(a), the OFT Conditions are:

(a)                                 the Buyer having received a written statement or confirmation from the OFT that the sale and purchase of the Shares does not constitute a relevant merger situation within the meaning of Part 3 of the Enterprise Act 2002; or

(b)                                 the Buyer having received formal confirmation without any condition that the Buyer give any undertaking to the OFT, that the sale and purchase of the Shares will not be referred to the Competition Commission for further investigation in accordance with Part 3 of the Enterprise Act 2002; or

(c)                                  the Buyer having received confirmation in terms satisfactory to it that the sale and purchase of the Shares will not be referred to the Competition Commission for further investigation on the condition that the Buyer gives a specified undertaking or specified undertakings to the OFT in accordance with Part 3 of the Enterprise Act 2002 and the terms of those undertakings are in all respects satisfactory to the Buyer and such undertaking(s) having been performed or completed to the extent necessary or appropriate prior to Completion in accordance with the decision of the OFT; or

(d)                                 following a reference of the sale and purchase of the Shares to the Competition Commission, the Competition Commission having found or decided that the sale and purchase of the Shares is not expected to result in a substantial lessening of competition within any market or markets in the UK for goods or services; or

(e)                                  following a reference of the sale and purchase of the Shares to the Competition Commission, the Competition Commission having found that the sale and purchase of the Shares may be expected to result in a substantial lessening of competition within a market or markets in the UK for goods or services but that the acceptance of a specified undertaking or specified undertakings by the Buyer would have the effect of remedying or preventing that lessening of competition such that Completion may be allowed to take place subject to such undertaking(s) and the terms of such undertaking(s) being in all respects acceptable to the Buyer and such undertaking(s) having been performed or completed to the extent necessary or appropriate prior to Completion in accordance with the decision or report of the Competition Commission.

Schedule 12

Indemnities

1                                         In this Schedule where the context admits:

Fridges means the fridges supplied by Wilshine to the Company at any time prior to Completion;

Indemnify means, subject to the remaining provisions of this Schedule to indemnify, keep indemnified and hold harmless in respect of all Losses;

Indemnities means the indemnities and undertakings to pay in this Schedule;

Indemnity Claim means a claim for payment in respect of the Indemnities or otherwise under this Schedule;

Losses means losses (including, without limitation, any direct or indirect, consequential losses or loss of profit), liabilities (including tax), damages, claims, demands, actions, proceedings, costs, expenses, fines, penalties, reasonable legal and other professional fees and costs properly incurred after Completion;

Wilshine means Wilshine Holding Company Limited, and/or any person connected or affiliated with Wilshine Holding Company Limited

2                                         The Seller undertakes to pay to the Buyer (as trustee for the Company) such sums as shall Indemnify the Company against:

(a)                                 any and all amounts that are paid by the Company to directors or employees of the Company in connection with or as a result of the proposed sale of the Company, (as set out in the letter dated 20 June 2013 to the Key Employees) and whether or not such amounts are paid before or after Completion (including, without limitation, all amounts paid pursuant to any management bonus scheme or any incentivisation scheme for directors and/or employees, and any increase in any bonus or incentivisation otherwise paid to any director and/or employee where such increase is as a result of Completion); and/or

(b)                                 all and any Losses arising in relation to, or as a result of, any Fridges being defective in any way or otherwise not being fit for purpose and which arise within two years of the supply or sale of such Fridge by the Company (including without limitation all and any Losses arising due to or in connection with any actual or potential claim(s) against the Company by any customer or third party arising from the sale or supply of Fridges by the Company); and/or

(c)                                  all and any Losses arising in relation to a claim against the Company by Wilshine relating to the non-payment (whether whole or in part) by the Company of any invoice issued by Wilshine to the Company which relates to the supply of Fridges by Wilshine to the Company prior to Completion.

3                                         No Indemnity Claim shall be made to the extent that the Losses relating to such claim:

(a)                                 are specifically provided for in establishing the Completion NWCV; or

(b)                                 are recovered by the Buyer under the Tax Covenant.

4                                         Any payment in respect of an Indemnity Claim shall be reduced by an amount equal to any reduction in a Tax Liability of the Company in respect of any Relief arising from the Losses (disregarding the effect of any surrender of Group Relief).

5                                         Other than:

(a)                                 paragraph 8 (Subsequent recovery from a third party);

(b)                                 paragraph 9 (Claim by a third party);

(c)                                  paragraph 11 (No double recovery);

(d)                                 paragraph 15 (Reduction in Consideration),

which shall apply mutatis mutandis in respect of any Indemnity Claim, the provisions of Schedule 5 (Limitations on the Seller’s Liability) and clause 8.2 shall not apply to this Schedule 12 and the Disclosure Letter shall not operate to limit the liability of the Seller under this Schedule 12.

6                                         In respect of any Fridge which is the subject of an Indemnity Claim, the Buyer will take, and procure that the Company takes, reasonable steps to remedy the Losses arising therefrom by seeking remedy from Wilshine (to the extent that Wilshine may be liable) prior to making any Indemnity Claim, and shall at the Seller’s request keep the Seller reasonably informed of the progress of any steps taken; provided that:

(a)                                 the Buyer’s obligations pursuant to this paragraph shall not apply in respect of any Indemnity Claim if such action would, in the reasonable opinion of the Buyer, be likely to materially prejudice the commercial or business interest of the Buyer or any member of the Buyer’s Group (including the Company);

(b)                                 neither the Buyer nor the Company shall be required pursuant to this paragraph to initiate legal proceedings against any supplier (including Wilshine) or customer of any member of the Buyer’s Group (including the Company); and

(c)                                  nothing in this paragraph will prevent the Buyer from making an Indemnity Claim if Wilshine do not extinguish the Losses after the Buyer has made such reasonable steps to recover such Losses from Wilshine.

7                                         The maximum aggregate liability of the Seller for all Indemnity Claims will not exceed £250,000.

8                                        The Buyer confirms that it has no current intention of discontinuing the Company’s business relations with Wilshine following Completion. For the avoidance of doubt this confirmation, shall not operate so as to prejudice the enforceability of the indemnity provided by the Seller in this Schedule 12.

9                                         If the Company discontinues its business relations with Wilshine then, upon request by the Seller, to the fullest extent permitted by law the Buyer shall procure that the Company subrogates at no cost to the Company its rights against Wilshine in respect of claims met by the Seller under the indemnity in this Schedule 12.

10                                  For the avoidance of doubt, the provisions of clause 16.7 shall apply in this Schedule 12.

Executed as a deed by		)
Bupa Care Homes (CFG) plc acting by its duly appointed attorney, Paul Airey in the presence of		)	/s/ P. Airey
)

/s/ Matthew Davies
Signature of witness

Name	Matthew Davies

Address	Sovereign House, Sovereign Street, Leeds, LSI IHQ

Executed as a deed by MTS Medication Technologies, Inc. in accordance with the laws of the territory of its incorporation and registration, acting by an authorized signatory in the presence of		)
		)	/s/ Robin G. Seim
		)	Authorized signatory

/s/ John Brottem
Signature of witness

Name	John Brottem

Address	c/o Omnicell, Inc.
590 E. Middlefield Road
Mountain View, CA 94043

Executed as a deed by Omnicell, Inc. in accordance with the laws of the territory of its incorporation and registration, acting by an authorized signatory in the presence of		)
		)	/s/ Robin G. Seim
		)	Authorized signatory

/s/ John Brottem
Signature of witness

Name	John Brottem

Address	c/o Omnicell, Inc.
590 E. Middlefield Road
Mountain View, CA 94043